United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ADDUS HOMECARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 12, 2016

Downers Grove, Illinois

Dear Shareholders:

I am pleased to invite you to attend Addus HomeCare’s 2016 Annual Meeting of shareholders on June 15, 2016 at 10:00 a.m. (Central time) at our headquarters at 2300 Warrenville Road, Downers Grove, Illinois 60515.

The notice of Annual Meeting of Shareholders and proxy statement that follow describe those matters to be voted on at the meeting. Your proxy card and our 2016 annual report are also enclosed.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we recommend that you complete, sign, date and return the enclosed proxy card to ensure your shares are represented at the Annual Meeting.

Sincerely,

R. Dirk Allison
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 12, 2016

Downers Grove, Illinois

TO THE SHAREHOLDERS OF ADDUS HOMECARE CORPORATION:

The Annual Meeting of Shareholders of Addus HomeCare Corporation, which we refer to as the Company, will be held on June 15, 2016 at 10:00 a.m. (Central time) at our headquarters at 2300 Warrenville Road, Downers Grove, Illinois for the following purposes:

1. To elect Simon A. Bachleda as a Class I director;

2. To ratify the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016;

3. To approve, on an advisory, non-binding basis, the Company’s compensation of its named executive officers as disclosed in the attached Proxy Statement; and

4. To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 28, 2016, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors,

Donald Klink Secretary

ADDUS HOMECARE CORPORATION

2300 Warrenville Road

Downers Grove, Illinois 60515

May 12, 2016

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Addus HomeCare Corporation, which we refer to as “Addus HomeCare,” “we,” “us,” “our” or the “Company,” is soliciting your proxy to vote at the 2016 Annual Meeting of Shareholders, which will be held June 15, 2016 at 10:00 a.m. (Central time) at our headquarters at 2300 Warrenville Road, Downers Grove, Illinois 60515. A copy of our Annual Report for the fiscal year ended December 31, 2015 accompanies this Proxy Statement. We will begin mailing this Proxy Statement on or about May 12, 2016 to all shareholders entitled to vote. Upon your written request, we will provide you, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K may also be found on our website at www.addus.com.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting of Shareholders. You do not need to attend the Annual Meeting of Shareholders to vote your shares. You may simply complete, sign and return the enclosed proxy card.

What Proposals will be Voted on at the Annual Meeting of Shareholders?

There are three proposals scheduled to be voted on at the Annual Meeting of Shareholders:

•	The election of Simon A. Bachleda as a Class I director.

•	The ratification of the selection of BDO USA, LLP, an independent registered public accounting firm, as our independent auditor for 2016.

•	The approval, on an advisory, non-binding basis, of the Company’s compensation of its named executive officers as disclosed in this Proxy Statement.

Addus HomeCare’s Board of Directors (the “Board”) recommends that you vote your shares (1) “FOR” each of the nominees of the Board, (2) “FOR” the ratification of the selection of BDO USA, LLP as our independent auditor for 2016 and (3) “FOR” advisory approval of the Company’s compensation of its named executive officers as disclosed in this Proxy Statement.

Who Is Entitled to Vote?

April 28, 2016 is the record date for the Annual Meeting of Shareholders. If you owned shares of our common stock at the close of business on April 28, 2016, you are entitled to vote. As of April 28, 2016, we had 11,448,306 shares of common stock outstanding and entitled to vote at the Annual Meeting of Shareholders. Our common stock is our only class of voting stock.

How Many Votes Do I Have?

You have one vote for each share of our common stock that you owned at the close of business on April 28, 2016.

What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by Addus HomeCare. As the shareholder of record, you have the right to grant your voting proxy directly to Addus HomeCare or to vote in person at the Annual Meeting of Shareholders. Addus HomeCare has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares and are also invited to attend the Annual Meeting of Shareholders. However, because you are not the shareholder of record, you may only vote these shares in person at the Annual Meeting of Shareholders if you follow the instructions described below under the heading “How Do I Vote in Person at the Annual Meeting of Shareholders?” Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of Simon A. Bachleda as a Class I director.

•	“FOR” the ratification of BDO USA, LLP as our independent auditor for 2016.

•	“FOR” advisory approval of the Company’s compensation of its named executive officers as disclosed in this Proxy Statement.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting of Shareholders, other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date,

•	Send a letter revoking your proxy to Addus HomeCare’s Secretary at 2300 Warrenville Road, Downers Grove, Illinois 60515, or

•	Attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual Meeting of Shareholders?

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting of Shareholders. If you choose to vote your shares in person at the Annual Meeting of Shareholders, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting of Shareholders, Addus HomeCare recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting of Shareholders.

Shares beneficially owned and held in “street name” may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting of Shareholders (1) an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and (2) a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on April 28, 2016.

What Votes Need to be Present to Hold the Annual Meeting of Shareholders?

To have a quorum for our Annual Meeting of Shareholders, persons must be present, in person or by proxy, representing a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting.

What Vote Is Required to Approve Each Proposal?

Election of Directors	The election of the nominee for Class I director requires the affirmative vote of a plurality of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote on the election of directors.

Ratification of Appointment of Independent Auditors	The ratification of the selection of BDO USA, LLP as independent auditor for 2016 requires the affirmative vote of a majority of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote.

Advisory Vote on Executive Compensation	The approval, on an advisory, non-binding basis, of the Company’s compensation of its named executive officers requires the affirmative vote of a majority of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote thereon.

How Are Votes Counted?

In the election of Addus HomeCare’s directors, your vote may be cast “FOR” the nominee or your vote may be “WITHHELD” with respect to the nominee. For the ratification of Addus HomeCare’s independent auditor and the advisory vote on executive compensation, your vote may be cast “FOR” or “AGAINST” or you may

“ABSTAIN”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What Is the Effect of Broker Non-Votes and Abstentions?

Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on an item when shares held by a broker are present or represented at the meeting, but the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

What Are the Costs of Soliciting These Proxies and Who Will Pay Them?

Addus HomeCare will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, fax or other electronic means of communication or in person. We will reimburse our transfer agent and banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where Can I Find the Voting Results?

We will publish the voting results by filing a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four business days of our Annual Meeting of Shareholders.

Do Directors Attend the Annual Meeting of Shareholders?

Although we do not have a formal policy regarding director attendance at shareholder meetings, we encourage our directors to attend our annual meeting of shareholders and special meetings of shareholders. In 2015, three of the directors of the Company attended the Annual Meeting.

Can a Shareholder Communicate Directly with Our Board? If So, How?

Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Secretary, Addus HomeCare Corporation, 2300 Warrenville Road, Downers Grove, Illinois 60515.

All communications received as set forth in the preceding paragraph will be opened by the Company’s executive officers for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising or promotions of a product or service, or are not patently offensive material, will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the executive officers will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL NO. 1: ELECTION OF CLASS I DIRECTOR

General

Our Bylaws divide our Board into three classes with the terms of office of each class ending in successive years. Our Bylaws empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual Meeting of Shareholders.

Following a recommendation from the Nominating and Corporate Governance Committee, our Board has nominated Simon A. Bachleda for re-election as a Class I director of the Company to serve a three-year term to expire at the Annual Meeting of Shareholders in 2019.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THIS

NOMINEE AS A DIRECTOR OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidate nominated by the Board. We know of no reason why the nominee would be unable to serve as a director. If the nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If the director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next election of the class for which such director was chosen.

We have set forth below information with respect to the nominee for election as director proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders. A majority of the Board, including Mark L. First, Simon A. Bachleda and Steven I. Geringer, were initially elected pursuant to a shareholders’ agreement dated September 19, 2006 (the “Shareholders’ Agreement”). The Shareholders’ Agreement was terminated in connection with the Company’s initial public offering completed on November 2, 2009 (the “IPO”) and there are no remaining contractual rights to appoint directors. There are no other arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominee for Election for Term Expiring in 2019

Simon A. Bachleda, age 39, has served as a director of the Company since September 2006. Mr. Bachleda held the title of Vice President and Secretary of the Company from July 2006 until June 2009; however, Mr. Bachleda was not paid for his service in his capacity as Vice President and Secretary and had no involvement in the management of Addus HealthCare, Inc. (“Addus HealthCare”). Since July 2013, Mr. Bachleda has been a managing partner of Revelstoke Capital Partners LLC, which he co-founded. From 2004 until July 2013, Mr. Bachleda was a principal of Eos Management, L.P (“Eos Management”), an affiliate of Eos Capital Partners III, L.P. and Eos Partners SBIC, L.P. (the “Eos Funds”) from 2004 to 2013, and a managing director of Eos Management from 2013 until 2014. Prior to joining Eos Management, from 2002 until 2004, Mr. Bachleda was an investment professional with KRG Capital Partners. Prior to that, from 1998 until 2000, he was an investment banker in the Mergers and Acquisitions group of Credit Suisse First Boston in New York and Tokyo. Mr. Bachleda earned a bachelor of science in business administration from the University of Colorado at Boulder and a master’s degree in business administration from Harvard Business School. We believe Mr. Bachleda’s qualifications to serve as a director of our company include his experience in business, corporate strategy and investment matters.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2018.

Mark L. First, age 51, has served as a director of the Company since September 2006 and served as Lead Independent Director from June 2009 to January 2016. Mr. First held the title of President of the Company from July 2006 until June 2009; however, Mr. First was not paid for his service in his capacity as President and had no involvement in the management of Addus HealthCare. Mr. First is a Managing Director of Eos Management, an affiliate of the Eos Funds, where he has been employed since March 1994. Mr. First was previously an investment banker with Morgan Stanley & Co., Incorporated from August 1991 until March 1994. Mr. First is a director of several privately owned companies. Mr. First earned a bachelor of science degree from The Wharton School of the University of Pennsylvania and a master’s degree in business administration from Harvard Business School. We believe Mr. First’s qualifications to serve as a director of our company include his experience in business, corporate strategy and investment matters.

R. Dirk Allison, age 60, has served as a director of the Company since October 2010, and as President and Chief Executive Officer since January 18, 2016. From July 2013 until January 2015, Mr. Allison served as a director of Curo Health Services. From October 2011 to August 2014, Mr. Allison served as the President and Chief Executive Officer of Correctional Healthcare Companies. Prior to joining Correctional Healthcare Companies, Mr. Allison served as the President and Chief Executive Officer of CCS Medical from March 2011 until May 2013. Prior to joining CCS Medical, Mr. Allison served as Senior Vice President, Chief Financial Officer and Treasurer of Odyssey Healthcare, Inc., a provider of hospice in the United States. Odyssey was a publicly traded NASDAQ company prior to its August 2010 acquisition by Gentiva Health Services, Inc. Prior to joining Odyssey in 2006, Mr. Allison was Executive Vice President and Chief Financial Officer of Omniflight, Inc., a privately held operator of aviation support services to the healthcare industry. Prior to Omniflight, Mr. Allison served for approximately three and a half years as Executive Vice President and Chief Financial Officer of Ardent Health Services LLC, a privately held operator of acute care and behavioral care hospitals, and for approximately four years as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., which was a publicly traded operator of dialysis centers. Between 1987 and 1999, Mr. Allison served as President and Chief Executive Officer of several publicly and privately held healthcare companies, including a physician practice management company and several institutional pharmacy providers. Mr. Allison earned a master’s degree in business administration at the University of Dallas and his BBA at the University of Louisiana at Monroe (formerly Northeast Louisiana University) and is a Certified Public Accountant (CPA). We believe Mr. Allison’s qualifications to serve as a director of our company include his experience in the healthcare industry and his expertise in business, corporate strategy and investment matters as well as his experience with multi-site healthcare agencies and knowledge of regulations regarding government reimbursements.

Directors Whose Terms Expire in 2017

Steven I. Geringer, age 70, has served as a director of the Company since August 2009 and as Chairman of the Board since January 18, 2016. From December 2012 until April 15, 2015, Mr. Geringer was a Managing Director at Alvarez & Marsal. Mr Geringer has been a Senior Advisor to Alvarez & Marsal since April 15, 2015. Mr. Geringer also serves as Chairman of the Board of Amsurg Corporation, an ambulatory surgery center and physician services company, on whose board he has served since 1997. Since December 2010, Mr. Geringer has served on the board of Wound Care Specialists, Inc. From March 2009 through March 2011, Mr. Geringer served as Chairman, a director and an operating partner of CredenceHealth, Inc., a provider of real time clinical surveillance software for hospitals, providers and health plans, which was acquired in April 2011 by ACS Inc., a Xerox company. From 2009 to 2012, Mr. Geringer served as CEO and a member of the board of InfuScience, Inc. Mr. Geringer served as Chairman and a director of Qualifacts Systems, Inc., a provider of software as a service (SaaS) solutions for behavioral health and human services organizations from February 2002 until July 2014 when it was acquired by a private equity firm; and, was a director of The Providence Service Corporation from March 2002 until April 2008. From June 1995 until June 1996, Mr. Geringer served as President and Chief Executive Officer of PCS Health Systems, Inc., a pharmacy benefits manager and unit of Eli Lilly & Company. Mr. Geringer became President of PCS Health Systems, Inc. (now a unit of CVS/Caremark) in May 1993, when Clinical Pharmaceuticals, Inc., of which Mr. Geringer was the founder, Chairman and Chief Executive Officer, was acquired by PCS. Mr. Geringer has also held senior management positions in the hospital management and managed care industry. Mr. Geringer earned a bachelor of science degree in economics from the University of Pennsylvania. We believe Mr. Geringer’s qualifications to serve as a director of our company and as Chairman of the Board include his experience in the healthcare industry, his expertise in corporate strategy and development and his experience on other public company boards of directors.

Michael Earley, age 60, has served as a director of the Company since March 2014. Mr. Earley also advises on healthcare services and other businesses through a consulting company, Pelican Advisors, LLC. Mr. Earley served as Chairman and CEO of Metropolitan Health Networks, Inc. from 2003 until February 2013. Mr. Earley has been an advisor to public and privately owned companies, acting in a variety of management roles since 1997. From 1986 to 1997, Mr. Earley served in a number of senior management roles, including CEO, CFO and Corporate Development Officer, for Intermark, Inc. and Triton Group Ltd., both publicly traded diversified holding companies. Mr. Earley was CEO of Collins Associates, an institutional money management firm, from January 2000 through December 2002. Mr. Earley has also served as a director for several public companies throughout his career. Mr. Earley received undergraduate degrees in Accounting and Business Administration from the University of San Diego. From 1978 to 1983, Mr. Earley was an audit and tax staff member of Ernst & Young. We believe Mr. Earley’s qualifications to serve on our board include his experience in the healthcare industry and his experience on other public company boards of directors.

CORPORATE GOVERNANCE

Overview

In General	Our Board has adopted corporate governance policies, including a Code of Business Conduct and Ethics and charters for each of our Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. The full text of our Code of Business Conduct and Ethics and each committee charter is available on the Company’s website located at www.addus.com. You can view and print our Code of Business Conduct and Ethics and committee charters by accessing our website, then clicking on “Investors” and then on “Corporate Governance”. In addition, you may request copies of the Code of Conduct and the committee charters by contacting the Company using the following information:

Telephone: (630) 296-3400

Facsimile: (630) 487-2707

e-mail: JEisenmenger@addus.com

Other Corporate Governance

Highlights	•	Only independent directors serve on our Audit, Compensation and Nominating and Corporate Governance Committees. A majority of our Board is composed of independent directors.

•

Under our Code of Business Conduct and Ethics, directors, employees and officers are required to report service on the board of directors or trustees of any other business, trade or community organization. The Company may prohibit membership by officers or employees on any board of directors or trustees where such membership might conflict with the best interests of the Company.

•	Our Audit Committee appoints, determines the compensation and oversees the work of our independent auditors. It also has the authority to retain outside advisors.

•

Our Compensation Committee has the authority to retain independent advisors. Our Compensation Committee evaluates the performance of the Chief Executive Officer based on corporate goals and objectives and determines and approves his compensation level based on this evaluation and in accordance with any applicable employment agreement then in effect.

•	Our Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Code of Conduct addresses, among other things, legal compliance, conflicts of interest, corporate opportunities, protection and proper use of Company assets, confidential and proprietary information, integrity of records, compliance with accounting principles and relations with government agencies.

•

Our Board has adopted an Insider Trading Policy, applicable to all directors, officers and employees, their family members and entities controlled by them, which prohibits, among other things, trading in securities of the Company or others while in possession of material non-public information. In addition, the Insider Trading Policy requires that all Company insiders notify the Company’s Compliance Officer of the amount and nature of any proposed trades in the Company’s securities and prohibits trading other than during a specified trading window. The proposed transactions must be approved in writing before the insider may trade the securities, and the securities must be traded within two days of such approval or the insider must seek a new approval to trade. The Compliance Officer may reject any trading requests in his sole discretion.

Board of Directors

Our Board oversees our business and monitors the performance of management. The Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the President and Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met ten times during 2015. All incumbent directors attended at least 96% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held during the year ended December 31, 2015.

Director Independence

Our Board has affirmatively determined that each director other than R. Dirk Allison is “independent,” as defined by the Marketplace Rules of The NASDAQ Stock Market LLC. Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board affirmatively determines that the director does not have a relationship that, in the opinion of our Board, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.

With respect to Messrs. First and Bachleda, our Board considered Mr. First’s role as a Managing Director and Mr. Bachleda’s former role as an investment professional at Eos Management, which is an affiliate of the Eos Funds, and the fact that the Eos Funds own a significant number of shares of our capital stock. See “Information About our Common Stock Ownership.” Mr. Bachleda is no longer affiliated with the Eos Funds, and he may no longer be deemed to share beneficial ownership of the shares of Common Stock owned by the Eos Funds. In addition, our Board considered that Messrs. First and Bachleda served as non-employee, unpaid executive officers of the Company prior to the IPO. In addition, our Board considered the fact that Addus HealthCare was party to a management consulting agreement with Eos Management, Inc. prior to the completion of the IPO, pursuant to which Eos Management, Inc. served as its consultant with respect to the IPO, acquisitions and other senior management matters related to its business, administration and policies, in exchange for a management fee. Our Board also considered the fact that we were a party to the Shareholders’ Agreement with the Eos Funds, among others, which terminated by its terms upon the completion of the IPO, and we are a party to a registration rights agreement with the Eos Funds, among others, in connection with their ownership of our capital stock, which survived the completion of the IPO. Our Board also considered the payments received by the Eos Funds and their affiliates upon completion of the IPO, including the issuance of dividend notes and the prepayments required thereunder at the completion of the IPO, and a $1,500,000 one-time consent fee paid to the Eos Funds in connection with the IPO. After reviewing the existing relationships between us and the Eos Funds and their affiliates, and considering that the affiliation of Mr. First, and the former affiliation of Mr. Bachleda, with the Eos Funds positively aligns their interests with those of our public shareholders, our Board has affirmatively determined that, in its judgment, Messrs. First and Bachleda do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors under the standards established by The NASDAQ Stock Market LLC.

Board Leadership Structure

The Company’s Bylaws permit the Board to choose a Chairman of the Board from among its members. This approach gives the Board the necessary flexibility to determine whether these positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. The positions of President and Chief Executive Officer of the Company are currently held by R. Dirk Allison. The directors believe that, at the Company’s current stage, Mr. Allison’s in-depth knowledge of the Company’s operations and strategic goals make him qualified to serve as Chief Executive Officer. The position of Chairman of the Board is currently held by Steven I. Geringer. The directors believe that, at the Company’s current stage, Mr. Geringer’s in-depth knowledge of the Company’s operations and strategic goals make him qualified to serve as Chairman of the Board. In addition, the Board is permitted to choose a Lead Independent Director, who cannot be an executive officer. The Lead Independent Director, if any, presides at all meetings of the Board and shareholders at which the Chairman is not present, including executive sessions of non-executive directors. The Lead Independent Director, if any, also serves as a liaison between the Chairman and the independent directors as necessary. The Lead Independent Director, if any, is required to consult with the Board regarding the following: (i) the flow of information from management to the independent directors; (ii) the right of the Lead Independent Director to specifically request the inclusion of certain material; (iii) acting as principal liaison between the independent directors and the Chairman of the Board/Chief Executive Officer on sensitive issues; (iv) coordination with the members of the Compensation Committee to facilitate the performance of their obligations under the Compensation Committee Charter; and (v) recommendations relating to the membership of committees of the Board, as well as the selection of committee chairs. The independent directors may delegate additional duties to the Lead Independent Director as appropriate. The Lead Independent Director has the authority to retain such counsel or consultants as he deems necessary to perform his responsibilities. The position of Lead Independent Director was held by Mark L. First from June 2009 to January 2016. There is currently no Lead Independent Director.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of The NASDAQ Stock Market LLC and the SEC.

Audit Committee	The audit committee is composed entirely of directors who are independent of the Company and its management as defined by The NASDAQ Stock Market LLC listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The members of the Audit Committee are Steven I. Geringer, Simon A. Bachleda and Michael Earley. Mr. Earley serves as chairman of the Audit Committee.

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of The NASDAQ Stock Market LLC. Additionally, the Board has determined that Michael Earley and Simon A. Bachleda are “audit committee financial experts,” as that term is defined under Item 407(d) of Regulation S-K. The members of the Audit Committee are reviewed at least annually by the Board.

The primary purpose of our Audit Committee is to oversee the integrity of our financial statements, our financial reporting process, the independent accountants’ qualifications and independence, the performance of the independent accountants and our compliance with legal and regulatory requirements on behalf of our Board. In particular, our Audit Committee performs the following key functions, among others:

•	reviewing our financial statements, reports, earnings press releases and other financial information (including internal procedures used in the preparation thereof) in conjunction with management and the independent auditor;

•	meeting quarterly with our Chief Financial Officer to monitor certain financial and operational metrics;

•

appointing our independent auditor and approving all audit and engagement compensation and terms, as well as all significant permitted non-audit services by our independent auditors, and meeting with our independent auditors to review and discuss certain financial measures;

•	reviewing the adequacy and effectiveness of our internal controls regarding accounting and financial matters;

•	reviewing and, if appropriate, approving transactions between us and related persons; and

•	reporting regularly to the full Board.

Additional information regarding our Audit Committee and its processes and procedures for the consideration and approval of related person transactions can be found under the heading “What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?”

This Committee met eight times in 2015.

Compensation Committee	The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by The NASDAQ Stock Market LLC listing standards. The members of the Compensation Committee are Steven I. Geringer, Mark L. First and Simon A. Bachleda. Mr. Geringer serves as chairman of the Compensation Committee.

The Board considered, in its independence evaluation for Mr. First, that the Eos Funds, with which Mr. First is affiliated, from time to time engage Winston & Strawn LLP, the Company’s outside legal counsel, to advise on investments. The Board also considered, in its independence evaluation of Mr. Bachleda, that Revelstoke Capital Partners LLC, with which Mr. Bachleda is affiliated, from time to time engages Winston & Strawn LLP to advise on investments.

The principal responsibilities of our Compensation Committee are to assist our Board by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and policies and to develop and implement these objectives and policies. In particular, the Compensation Committee is responsible for the following key functions, among others:

•	reviewing and approving corporate goals and objectives of executive compensation;

•	evaluating and approving the compensation and benefits of our executive officers and approving compensation for new executive officers hires; and

•	administering stock plans and other incentive and equity compensation plans.

This Committee met five times in 2015.

Nominating and Corporate

Governance Committee	The Nominating and Corporate Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by The NASDAQ Stock Market LLC listing standards. The members of the Nominating and Corporate Governance Committee are Mark L. First and Michael Earley. Mr. First serves as chairman of the Nominating and Corporate Governance Committee.

The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become board members consistent with the criteria established by our Board from time to time and recommending nominees to our Board;

•	selecting, or recommending that our Board select, candidates for election to the Board at the next annual meeting of shareholders, or to fill vacancies on our Board as necessary;

•	evaluating and approving independent director compensation;

•	overseeing the evaluation of our Board and our management; and

•	overseeing the succession planning of the President and Chief Executive Officer and senior executive officers.

This Committee met four times in 2015.

Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for overseeing the quality and integrity of the Company’s financial statements and other financial information, financial reporting process, internal controls and procedures for financial reporting and internal audit function. In addition, the Audit Committee strives to provide an open avenue of communication among the Company’s independent auditor, management and the Board. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Corporate Governance Committee annually reviews its own performance and the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the Board.

How Are Directors Nominated?

The Nominating and Corporate Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. The Nominating and Corporate Governance Committee considers, among other things, a potential director’s independence and conflicts of interests, character and integrity, financial literacy, education and business experience and available time to devote to Board matters. The Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that would enhance the Board’s ability to serve the long-term interests of the shareholders. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders.

The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates and to approve the search firm’s fees and other retention terms, and will specify for the search firm the criteria to use in identifying potential candidates.

The Nominating and Corporate Governance Committee will consider a shareholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Addus HomeCare Corporation, 2300 Warrenville Road, Downers Grove, Illinois 60515. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Corporate Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 1.11 of the Company’s Bylaws, which requires, in the case of an annual meeting of shareholders of the Company, that any nomination made by a shareholder be delivered to the Company’s secretary at the principal executive offices of the Company not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding the above, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders of the Company is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, the shareholder’s notice required by the Bylaws shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

In the case of a special meeting of shareholders of the Company, to be timely, any nomination shall be delivered to the secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the one hundred fiftieth (150th) day prior to such special meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of the Company to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

The time period for delivery of notice of nominations has passed with respect to the 2016 Annual Meeting of Shareholders. With respect to the 2017 Annual Meeting of Shareholders, the Company must receive such written notice no earlier than January 16, 2017 and no later than February 15, 2017. To be in proper form the shareholder’s notice of nominations must set forth:

•

all information relating to the individual being nominated that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such individual’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the shareholder, as they appear on the Company’s books, and of the beneficial owner proposing such business;

•	the class, series and number of shares of capital stock of the Company which are owned beneficially and of record by the shareholder and beneficial owner;

•

a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and such shareholder intends to appear in person or by proxy at the annual meeting to propose such business;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner or any of its affiliates with respect to any share of stock of the Company; and

•

a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the individual nominated and/or (2) otherwise solicit proxies from shareholders of the Company in support of such nomination.

The Company may require any individual nominated to furnish such other information as it may reasonably require to determine the eligibility of such individual to serve as a director of the Company.

Role of Compensation Consultants

The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of executive compensation. During 2015, the Compensation Committee engaged Pearl Meyer & Partners and Frederick W. Cook & Co. as independent compensation consultants to provide advice as discussed below under “Executive Compensation—Compensation Discussion and Analysis,” which advice was used in making 2015 compensation decisions.

What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?

Our written Code of Business Conduct and Ethics provides that our directors, officers and employees are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee, or other independent committee of our Board in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. In addition, the charter of our Audit Committee states that the Audit Committee shall review and approve all related person transactions. Any request for us to enter into a transaction with an executive officer, director, nominee for director, principal shareholder, or any of such persons’ immediate family members or affiliates, or our employees, in which the amount involved may exceed $60,000, will first be presented to our Audit Committee or such other committee for review, consideration and approval. All of our directors, officers and employees are required to report to our Audit Committee or such other committee any such related person transaction. In approving or rejecting the proposed agreement, our Audit Committee or such other committee will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee or such other committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee or such other committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the Audit Committee or such other committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction. Notwithstanding the foregoing, compensatory transactions with our related persons will be reviewed by our Compensation Committee.

What Related Person Transactions Do We Have?

In connection with the settlement of a derivative lawsuit, the Company agreed, among other things, to lower the disclosure threshold for certain related party transactions from $120,000 (which is the requirement under the rules of the SEC) to $60,000. Since January 1, 2013, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the captions “Executive Officers” and “Executive Compensation” appearing elsewhere in this proxy, and the transactions described below.

Registration Rights Agreement

We are a party to a registration rights agreement with the Eos Funds, Freeport Loan Fund LLC, Mark S. Heaney, W. Andrew Wright, III and certain members of Mr. Wright’s family and trusts for their benefit, pursuant to which, under certain circumstances, we are required to register shares of our common stock held by those shareholders under the Securities Act of 1933, as amended (the “Securities Act”).

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that these by-law provisions are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We are party to indemnification agreements with each of Mark L. First, Simon A. Bachleda, Steven I. Geringer, R. Dirk Allison and Michael Earley, in their capacities as officers and directors, and with Mark S. Heaney, our former President, Chief Executive Officer and Chairman of our board of directors, Brian D. Young, a former member of our board of directors and an affiliate of the Eos Funds, Wayne Lowell, a former member of our board of directors, and W. Andrew Wright, III, a former member of our board of directors (each, an indemnitee). Pursuant to these agreements, we have agreed to hold each indemnitee harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee. We are not obligated to make any payment to any indemnitee that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which we are jointly liable with an indemnitee, we will pay the entire amount of any judgment or settlement without requiring the indemnitee to contribute. We will advance, to the extent permitted by law, all expenses incurred by or on behalf of an indemnitee in connection with a proceeding. No amendment, alteration or repeal of our certificate of incorporation, our bylaws or the indemnification agreement with any indemnitee will limit any right of that indemnitee in respect of any action taken or omitted by that indemnitee prior to such amendment. With respect to Messrs. Young, First and Bachleda, we have agreed that, where the indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Eos Funds or their affiliates, we will be the indemnitor of first resort, we will be required to advance the full amount of expenses incurred by the indemnitee, and we will waive and release the Eos Funds and their affiliates from any and all claims for contribution, subrogation or any other recovery of any kind. We anticipate that we will enter into similar indemnification agreements with any new member elected to our board of directors.

At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in their capacity as such for which indemnification will be required or permitted. In addition, we are not aware of any other threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

We have been informed that, in the opinion of the SEC, any indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance in 2015

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based upon our review of reports filed with the SEC by the reporting persons, and based upon written representations received from the reporting persons, we believe that all of the reporting persons timely complied with the reporting requirements of Section 16(a) of the Exchange Act during 2015.

INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP

How Much Stock is Owned By Directors, Executive Officers and Holders of at Least 5%?

The following table sets forth information regarding beneficial ownership of our common stock, as of April 28, 2016, by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our current directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. The information in the table below is based on information supplied by our directors and named executives and public filings.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated, we deem shares of common stock subject to options that are exercisable within 60 days of April 28, 2016 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. As of April 28, 2016, we did not have any warrants issued or outstanding. The percentage of shares beneficially owned is based on 11,448,306 shares of our common stock outstanding as of April 28, 2016. Except as otherwise indicated, the address of each person or entity named below is the address of the Company, 2300 Warrenville Road, Downers Grove, Illinois 60515.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Eos Funds (1)	3,896,371	34.0%
Cortina Asset Management, LLC (2)	732,697	6.4
FMR LLC (3)	616,196	5.4
Dimensional Fund Advisors LP (4)	666,447	5.8
Mark S. Heaney (5)	124,656	1.1
Dennis Meulemans (6)	108,028	*
Donald Klink (7)	24,375	*
Maxine Hochhauser (8)	36,875	*
Darby Anderson (9)	84,399	*
Inna Berkovich (10)	23,156	*
Mark L. First (1)	3,910,113	34.2
Simon A. Bachleda (11)	13,742	*
Steven I. Geringer (12)	13,742	*
R. Dirk Allison (13)	23,590	*
Michael Earley (14)	2,310	*
James Zoccoli (15)	10,000	*
All directors and executive officers as a group (12 persons)	4,374,986	38.2

*	Less than one percent.

(1)	Consists of 3,027,141 shares of common stock held by Eos Capital Partners III, L.P. and 869,230 shares of common stock held by Eos Partners SBIC III, L.P., which are affiliates and are referred to as the Eos Funds. As a Managing Director of Eos Management, Mr. First has voting and investment control over and may be considered the beneficial owner of stock owned by the Eos Funds. Mr. First disclaims any beneficial ownership of the stock owned by the Eos Funds. The address of each of the Eos Funds is 320 Park Avenue, New York, New York 10022. We issued 1,000 shares of restricted stock to Mr. First in connection with the IPO. Such shares vested equally over a three-year period beginning on the date of grant. We issued 2,000 additional shares of restricted stock to Mr. First on March 30, 2011 for his service on the Board. Such shares vested on October 27, 2011. We issued 7,412 shares of restricted stock to Mr. First on June 20, 2012 for his service on the Board. 2,918 of such shares vested on October 26, 2012 and 4,494 of such shares vested on June 20, 2013. We issued 1,007 shares of restricted stock to Mr. First on June 19, 2013 for his service on the Board. Such shares vested on June 19, 2014. We issued 920 shares of restricted stock to Mr. First on June 18, 2014 for his service on the Board. Such shares vested on June 18, 2015. We issued 1,403 shares of restricted stock to Mr. First on June 17, 2015 for his service on the Board. Such shares will vest on June 17, 2016.

(2)	The information with respect to Cortina Asset Management, LLC is based solely on its Schedule 13G filed with the SEC on February 16, 2016. The address for Cortina Asset Management, LLC is 825 N. Jefferson Street, Suite 400, Milwaukee, WI 53202.

(3)	The information with respect to FMR LLC is based solely on its Schedule 13G filed with the SEC on February 12, 2016. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)	The information with respect to Dimensional Fund Advisors LP is based solely on its Schedule 13G filed with the SEC on February 9, 2016. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	Mr. Heaney was replaced by Mr. Allison as President and Chief Executive Officer effective January 18, 2016.

(6)	Mr. Meulemans’ previously announced retirement commenced May 1, 2015.

(7)	Includes options to purchase 10,000 shares, which are exercisable within 60 days of April 28, 2016. Also includes 10,000 shares of restricted stock that were granted to Mr. Klink on May 11, 2015 in connection with the commencement of his employment, and 4,375 shares of restricted stock that were granted to Mr. Klink on March 15, 2016. Such shares vest equally over a three-year period beginning on the date of the grant.

(8)	Includes options to purchase 12,500 shares, which are immediately exercisable. Also includes 20,000 shares of restricted stock that were issued to Ms. Hochhauser on December 15, 2014. 12,000 of such shares vested on June 15, 2015. The remaining 8,000 shares will vest equally over a three-year period beginning on the date of grant. Also includes 4,375 shares of restricted stock that were issued to Ms. Hochhauser on March 15, 2016. Such shares vest equally over a three-year period beginning on the date of grant.

(9)	Includes options to purchase 63,495 shares, all of which are immediately exercisable. Also includes (i) 6,529 shares of restricted stock that were granted to Mr. Anderson on April 17, 2014, which shares vest equally over a three-year period beginning on the date of the grant, (ii) 10,000 shares of restricted stock that were granted to Mr. Anderson on February 29, 2016, which shares vest equally over a four-year period beginning on the date of grant, and (iii) 4,375 shares of restricted stock that were granted to Mr. Anderson on March 15, 2016, which shares vest equally over a three-year period beginning on the date of the grant.

(10)	Includes options to purchase 21,408 shares, which are immediately exercisable but will expire on May 16, 2016 unless exercised prior to such date.

(11)	We issued 1,000 shares of restricted stock to Mr. Bachleda in connection with the IPO. Such shares vested equally over a three-year period beginning on the date of grant. We issued 2,000 additional shares of restricted stock to Mr. Bachleda on March 30, 2011 for his service on the Board. Such shares vested on October 27, 2011. We issued 7,412 shares of restricted stock to Mr. Bachleda on June 20, 2012 for his service on the Board. 2,918 of such shares vested on October 26, 2012 and 4,494 of such shares vested on June 20, 2013. We issued 1,007 shares of restricted stock to Mr. Bachleda on June 19, 2013 for his service on the Board. Such shares vested on June 19, 2014. We issued 920 shares of restricted stock to Mr. Bachleda on June 18, 2014 for his service on the Board. Such shares vested on June 18, 2015. We issued 1,403 shares of restricted stock to Mr. Bachleda on June 17, 2015 for his service on the Board. Such shares will vest on June 17, 2016.

(12)	We issued 1,000 shares of restricted stock to Mr. Geringer when he joined the Board on October 27, 2009. Such shares vested equally over a three-year period beginning on the date of grant. We issued 2,000 shares of restricted stock to Mr. Geringer on March 30, 2011 for his service on the Board. Such shares vested on October 27, 2011. We issued 7,412 shares of restricted stock to Mr. Geringer on June 20, 2012 for his service on the Board. 2,918 of such shares vested on October 26, 2012 and 4,494 of such shares vested on June 20, 2013. We issued 1,007 shares of restricted stock to Mr. Geringer on June 19, 2013. Such shares vested on June 19, 2014. We issued 920 shares of restricted stock to Mr. Geringer on June 18, 2014 for his service on the Board. Such shares vested on June 18, 2015. We issued 1,403 shares of restricted stock to Mr. Geringer on June 17, 2015 for his service on the Board. Such shares will vest on June 17, 2016.

(13)

We issued 2,762 shares of restricted stock to Mr. Allison when he joined the Board on October 20, 2010. Such shares fully vested on October 20, 2013. We issued 7,498 shares of restricted stock to Mr. Allison on June 20, 2012 for his service on the Board. 3,004 of such shares vested on October 19, 2012 and 4,494 of such shares vested on June 20, 2013. We issued 1,007 shares of restricted stock to Mr. Allison on June 19, 2013. Such shares vested on June 19, 2014. We issued 920 shares of restricted stock to Mr. Allison on

June 18, 2014 for his service on the Board. Such shares vested on June 18, 2015. We issued 1,403 shares of restricted stock to Mr. Allison on June 17, 2015 for his service on the Board. Such shares will vest on June 17, 2016. We issued 10,000 shares of restricted stock to Mr. Allison on January 21, 2016 in connection with his employment as President and Chief Executive Officer. Such shares vest equally over a four-year period beginning on the date of grant.

(14)	We issued 447 shares of restricted stock to Mr. Earley when he joined the Board on March 28, 2014. Such shares vest equally over a three-year period beginning on the date of grant. We issued 460 shares of restricted stock to Mr. Earley on June 18, 2014 for his service on the Board. Such shares vested on June 18, 2015. We issued 1,403 shares of restricted stock to Mr. Earley on June 17, 2015 for his service on the Board. Such shares will vest on June 17, 2016.

(15)	We issued 10,000 shares of restricted stock to Mr. Zoccoli on February 29, 2016 in connection with the commencement of his employment with the Company. Such shares vest equally over a four-year period beginning on the date of grant.

EXECUTIVE OFFICERS

The Company’s current executive officers are:

•	R. Dirk Allison;

•	Donald Klink;

•	Maxine Hochhauser;

•	James “Zeke” Zoccoli; and

•	Darby Anderson.

R. Dirk Allison, age 60, has served as a director of the Company since October 2010 and as President and Chief Executive Officer of the Company since January 18, 2016. From July 2013 until January 2015, Mr. Allison served as a director of Curo Health Services. From October 2011 to August 2014, Mr. Allison served as the President and Chief Executive Officer of Correctional Healthcare Companies. Prior to joining Correctional Healthcare Companies, Mr. Allison served as the President and Chief Executive Officer of CCS Medical from March 2011 until May 2013. Prior to joining CCS Medical, Mr. Allison served as Senior Vice President, Chief Financial Officer and Treasurer of Odyssey Healthcare, Inc., a provider of hospice in the United States. Odyssey was a publicly traded NASDAQ company prior to its August 2010 acquisition by Gentiva Health Services, Inc. Prior to joining Odyssey in 2006, Mr. Allison was Executive Vice President and Chief Financial Officer of Omniflight, Inc., a privately held operator of aviation support services to the healthcare industry. Prior to Omniflight, Mr. Allison served for approximately three and a half years as Executive Vice President and Chief Financial Officer of Ardent Health Services LLC, a privately held operator of acute care and behavioral care hospitals, and for approximately four years as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., which was a publicly traded operator of dialysis centers. Between 1987 and 1999, Mr. Allison served as President and Chief Executive Officer of several publicly and privately held healthcare companies, including a physician practice management company and several institutional pharmacy providers. Mr. Allison earned a master’s degree in business administration at the University of Dallas and his BBA at the University of Louisiana at Monroe (formerly Northeast Louisiana University) and is a Certified Public Accountant (CPA).

Donald Klink, age 57, was appointed Chief Financial Officer of Addus HealthCare effective May 11, 2015. Mr. Klink has over 30 years of in-depth financial experience from his work at both public and private companies. From October 2013 through April 2015, Mr. Klink provided various senior financial consulting services, including assignments through Tatum US, a management consulting firm. From 2009 to 2013, Mr. Klink worked at Hudson Global, Inc., a public talent solutions company, as the Americas CFO and General Manager of

Financial Solutions. Prior to that, Mr. Klink held financial positions of increasing responsibility, including 10 years at publicly held Helene Curtis Industries, Inc. and Unilever P.L.C. after its acquisition of Helene Curtis Industries, Inc., where he, in addition to other positions, served as VP and Controller of a major business unit. Mr. Klink received his MBA from the University of Chicago and is a licensed CPA.

Maxine Hochhauser, age 55, was appointed Chief Operating Officer of Addus HealthCare on December 15, 2014. Ms. Hochhauser has 30 years of healthcare experience in various settings. Before Ms. Hochhauser joined Addus HealthCare, she was Senior Vice President of Enterprise Operations at Amedisys, Inc., a publicly- traded home health and hospice provider, for two years. From May 2008 to August 2012, Ms. Hochhauser was CEO of AllianceCare, a private-equity owned home health care company, President and CEO of Visiting Nurse Regional Healthcare System in Brooklyn, New York and EVP/COO—Delivery System at Metropolitan Jewish Health System in Brooklyn, New York, where she oversaw home health agencies, long-term home health programs, adult day care, skilled nursing facilities and hospice services.

James “Zeke” Zoccoli, age 59, has served as Chief Information Officer of Addus HealthCare since February 25, 2016. Mr. Zoccoli joins the Company from Heart to Heart Hospice, LLC, which he joined in 2014 as Senior Vice President and CIO. Previously, he was Executive Vice President, COO and CIO at CCS Medical from 2011 to 2014. He was Senior Vice President, CIO at Gentiva Health Services from 2010 to 2011, after its acquisition of Odyssey Healthcare, where he was Vice President, Information Technology. Prior to Odyssey, Mr. Zoccoli held similar positions at Horizon Health Corp, and LifeCare Management Services. Mr. Zoccoli earned his B.A. in Economics and History from the State University of New York at Oswego.

Darby Anderson, age 50, has served as Executive Vice President/Chief Business Development and Strategy Officer of Addus HealthCare since December 15, 2014. Mr. Anderson previously served as Senior Vice President of Addus Healthcare, a position he held from 2013 until his promotion in December 2014. He was previously Vice President of Home & Community Services of Addus HealthCare since October 2007. Mr. Anderson joined Addus HealthCare in 1996, starting as a Regional Vice President, Midwest until his promotion in 2000 to Regional Vice President, Midwest & East. Mr. Anderson earned a bachelor of science degree from Michigan State University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation that is paid or awarded to, or earned by, our named executive officers.

Named Executive Officers

Our named executive officers for the last completed fiscal year were as follows:

•	Donald Klink, Chief Financial Officer, Vice President and Secretary;

•	Maxine Hochhauser, Chief Operating Officer;

•	Darby Anderson, Executive Vice President and Chief Business Development and Strategy Officer;

•	Mark Heaney, Former President and Chief Executive Officer;

•	Dennis Meulemans, Former Chief Financial Officer, Vice President and Secretary; and

•	Inna Berkovich, Former Chief Information Officer.

Overview of our Compensation Program and Compensation Philosophy and Objectives

Our compensation and benefits programs are designed to attract and retain talented, qualified executives to manage and lead the Company, to motivate them to pursue corporate objectives and to maximize the long-term growth of the Company. We believe that our compensation program allows us to meet the following objectives:

•

Reward the named executive officer for a job done well. While base salary, which is related to the essential elements of a named executive officer’s position, remains the largest component of a named executive officer’s compensation, annual cash bonuses based on corporate, divisional/departmental and individual performance comprise a significant portion of compensation, with named executive officers having the opportunity to obtain a target bonus of 40% to 60% of base salary and a maximum bonus of 70% to 100% of base salary, depending on the individual, as set forth in their respective employment agreements.

•

Compensate named executive officers within market standards. We believe that competitive pay, together with our significant growth opportunities and employee-centered corporate culture, allow us to attract and retain top-quality executives. To ensure the competitiveness of our compensation levels within the comparable markets for executive talent, we will direct the conduct of periodic independent consulting studies to evaluate our executive compensation program in comparison to pertinent market data and specified peer companies.

•

Provide compensation that is fair to the named executive officer and the Company. We believe that it is important for named executive officers to be fairly compensated, at levels reflective of their talents and experience, and the scope of their job responsibilities. We also believe that it is important that each named executive officer perceives that his or her compensation is fair and equitable relative to his or her peers and others in the organization. This perceived equity promotes executive retention and satisfaction, and is consistent with our beliefs and values.

•

Create a high-performance culture. We believe that named executive officers should strive to achieve and exceed performance expectations, and drive the growth and success of the business. We also believe that superior performance warrants superior rewards. Our merit-based salary increases and performance-based annual cash bonus plans are designed to promote this high-performance culture and motivate our executives to achieve at their highest potential.

2013 Advisory Vote on Executive Compensation

The Compensation Committee reviewed the results of the 2013 shareholder advisory vote on named executive officer compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Since a substantial majority (over 98%) of our shareholders at our 2013 annual meeting of shareholders approved the compensation program described in our 2013 Proxy Statement, the Compensation Committee did not implement changes to our 2015 executive compensation program as a direct result of the shareholders’ advisory vote.

The Company also held a non-binding shareholder vote at the 2013 annual meeting of shareholders regarding whether to hold an advisory vote on named executive officer compensation every one, two or three years, which supported a triennial vote. In line with the results of the vote, the Company is presenting an advisory vote on named executive officer compensation in this Proxy Statement.

Role of the Compensation Committee, Consultants and Executive Officers in Determining Executive Compensation

The targeted compensation range and amount of each element of our compensation program is determined by our Compensation Committee at the time of initial hire or promotion, taking into consideration our results of operations, long and short-term goals, the competitive market for the named executive officer and general economic factors. We then review compensation on an annual basis as described below. We seek to combine the components of our executive compensation program to achieve a total compensation level appropriate for our size and corporate performance. We then determine the amount of each element of compensation based on our compensation objectives.

Role of the Compensation Committee

The Compensation Committee has primary responsibility for all compensation decisions relating to our named executive officers. The Compensation Committee reviews the aggregate level of our executive compensation, as well as the mix of elements used to compensate our named executive officers on an annual basis. In addition, the targeted compensation range for each executive, along with the amount of each program element, is determined by the Compensation Committee. During 2015, the Compensation Committee engaged Pearl Meyer & Partners and, later in the year, Frederick W. Cook & Co. as its independent compensation consultants to provide advice as discussed in the following paragraph, which advice was used in making 2015 compensation decisions.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of executive compensation. The Compensation Committee retained Pearl Meyer & Partners and Frederick W. Cook & Co. as outside compensation consultants during 2015. Pearl Meyer & Partners was initially engaged in 2012 to provide advice with respect to Mr. Heaney’s total compensation opportunity and to provide market data regarding other executives’ base salaries. During 2015, both Pearl Meyer & Partners and, later in the year, Frederick W. Cook & Co. provided updated benchmarking information (as discussed below) and assisted the Compensation Committee with revising the Company’s performance-based annual bonus plans and long-term incentive awards (applicable for 2016), including with respect to the target pay mix for the named executive officers’ total compensation packages, the performance slope for determining achievement of performance objectives under our annual performance-based plans and the use of stock option grants in our long-term incentive program. See “Compensation Discussion & Analysis—Long-Term Incentive Awards and Performance-Based Equity Compensation.”

The Compensation Committee reviewed the independence of both Pearl Meyer & Partners and Frederick W. Cook & Co. as required by SEC rules and NASDAQ listing standards regarding compensation consultants and has concluded that the respective work of each of the compensation consultants for the Compensation Committee does not raise any conflict of interest. All work performed by the compensation consultants is subject to review and approval of the Compensation Committee. Neither Pearl Meyer & Partners nor Frederick W. Cook & Co. provided any other services to the Company and each compensation consultant only received fees from the Company on behalf of the Compensation Committee.

Benchmarking

To ensure that our executive compensation program is competitive in the industry, we have occasionally benchmarked certain aspects of our compensation program against a peer group of companies. In 2012, we reviewed an analysis of CEO pay at the following peer group companies used by Pearl Meyer & Partners:

• Providence Service Corp.	• LHC Group Inc.	• Almost Family Inc.
• Advocat Inc.	• U S Physical Therapy Inc.	• Sunlink Health Systems Inc.

In determining our peer group, we selected companies that provide comparable services in the healthcare industry. The Compensation Committee targeted Mr. Heaney’s 2015 total compensation opportunity at the 50th percentile of the peer group, on average, though his actual compensation varied based on such factors as external business conditions and the Company’s financial performance. The Compensation Committee had not benchmarked Mr. Heaney’s compensation since 2012, but based on its review in 2014 of the prior 2012 Pearl

Meyer & Partners analysis and the collective experience of its members, the Compensation Committee did not adjust Mr. Heaney’s base compensation amount in 2015 and believes that his pay level continued to be appropriate in such year.

For 2015, the Compensation Committee also reviewed compensation data compiled by Frederick W. Cook & Co. for the following peer group companies:

• Civitas Solutions, Inc.	• Providence Service Corp.	• Almost Family Inc.

As in 2012, in determining the peer group, the Compensation Committee selected companies that provide comparable services in the healthcare industry. Based on the information on the peer group companies, the Compensation Committee aimed to adjust the target pay mix to allocate more compensation to variable performance-based incentives and adjust the performance slope for determining achievement of performance objectives under our annual performance-based plans.

Role of the Executive Officers

Until his separation from employment with the Company, Mr. Heaney regularly participated in meetings of the Compensation Committee at which compensation actions involving our named executive officers were discussed. Mr. Heaney assisted the Compensation Committee by making recommendations regarding compensation actions relating to the named executive officers other than himself. Mr. Heaney recused himself and did not participate in any portion of any meeting of the Compensation Committee at which his compensation was discussed. We anticipate that Mr. Allison will continue this practice of participating in meetings of the Compensation Committee during which the compensation of our named executive officers (except Mr. Allison) is discussed.

Elements of Our Executive Compensation Program

The compensation we provide to our named executive officers is primarily comprised of three elements: base salary, performance-based annual cash bonuses and performance-based equity compensation. We believe that offering these elements of compensation allows us to meet each of the objectives of our compensation philosophy, as well as to remain competitive with the market for acquiring executive talent. We also provide our named executive officers with certain other benefits and perquisites that are discussed below under “Other Compensation.”

Base Salary

We utilize base salary as the primary means of rewarding our named executive officers for their individual job performance, and encouraging them to focus on their most important priorities and initiatives. The Compensation Committee may adjust executive base salary levels based on performance, competitive market conditions, and/or changes in position scope and responsibilities.

We agree upon a base salary with each named executive officer at the time of initial employment or promotion, which historically has been reflected in employment agreements. The amount of base salary initially offered to a new or newly-promoted named executive officer agreed upon, which is not “at risk,” reflects our views as to the individual named executive officer’s scope of anticipated responsibilities; past experience; and future potential to add value through performance, knowledge, skills and expertise. This base salary level is also based on competitive industry salary practices.

A named executive officer may receive a merit-based salary increase to the extent such named executive officer is eligible pursuant to his or her employment agreement. In addition, we may adjust salary due to other circumstances, such as a change in responsibilities or position. Executive merit-based salary increases, to the extent permitted by a named executive officer’s employment agreement, have generally been determined based on the named executive officer’s performance of key Company and divisional or departmental objectives, as well as his or her effectiveness in performing his or her role.

The following named executive officers received base salary increases after their merit reviews for 2014, effective as of March 13, 2015: Mr. Heaney—from $400,000 to $413,600; Mr. Anderson—from $272,950 to $277,590; and Ms. Berkovich—from $245,000 to $249,410.

The following named executive officers received additional base salary increases in 2015, effective as of October 2, 2015: Mr. Anderson—from $277,590 to $300,000; and Ms. Berkovich—from $249,410 to $275,000. Further, following their merit reviews for 2015, the following named executive officers received base salary increases, effective as of March 11, 2016: Donald Klink—from $300,000 to $305,000; Ms. Hochhauser—from $325,000 to $331,500; and Mr. Anderson—from $300,000 to $306,000.

Performance-Based Annual Bonuses

A significant part of each named executive officer’s annual cash compensation is awarded under our individualized performance-based annual bonus plans. Our annual cash bonuses are intended to incentivize and reward our named executive officers for the achievement of certain financial objectives, and are dependent on the attainment of corporate performance goals and individually tailored performance criteria. These objectives are separated so that a named executive officer may be paid a bonus for meeting one objective even if he or she fails to meet other objectives. Performance-based annual bonuses are designed so that a significant portion is “at risk,” and that the named executive officer will only receive the maximum bonus if his or her performance exceeds our expectations.

Our financial objectives are established to drive performance at or above Company budgetary levels, requiring that internal budget levels be exceeded to achieve the maximum bonus potential. Individual performance objectives are intended to add economic value and align each named executive officer’s compensation with expectations of leadership and achievement placed on the individual to realize various aspects of our business plan.

For Mr. Heaney, the award opportunity for 2015 performance was based 100% on the achievement of certain levels of EBITDA (earnings before interest expense, income taxes, depreciation and amortization). For each of Messrs. Klink, Meulemans and Anderson and Ms. Berkovich, the award opportunity for 2015 performance was based 75% on the achievement of certain levels of EBITDA and 25% on the achievement of individual performance goals (“MIT” goals). The target EBITDA goal was set based on the budget/forecast for the period reflecting a level of performance which at the time was anticipated to be challenging, but achievable. The threshold EBITDA goal was set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring exemplary performance. The MIT goals were separately established for each named executive officer other than Mr. Heaney and were anticipated to be challenging, but achievable. MIT performance is measured based on the Compensation Committee’s subjective evaluation of the named executive officer’s performance during the fiscal year. The table which follows provides the EBITDA performance targets established by the Compensation Committee for 2015 as well as the actual level of performance achieved (dollars in thousands):

	EBITDA GOALS
	Threshold	Target	Maximum	Actual
EBITDA	$23,606	$27,772	$36,104	$23,627

The target amount for each annual performance bonus is set as a percentage of the named executive officer’s base salary, as set forth in the executive’s employment agreement, and is based on the achievement of certain performance objectives. The target opportunity for Mr. Heaney in 2015 was 60% of base salary. For each of Messrs. Klink, Meulemans and Anderson and Ms. Berkovich, the target opportunity was 40%. Threshold performance objectives must be met in order for any payout to occur and payouts cannot exceed the maximum level, as set forth in the table below. The bonus plans are structured so that a named executive officer may receive a portion of the target amount based on achievement of one or more financial or non-financial objectives, but may not receive another portion of the bonus if other objectives are not achieved. The following table shows the annual incentive opportunities and actual bonus percentages earned for our named executive officers with respect to 2015 performance:

		EBITDA				MIT
Name	Base Salary	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary	Actual % of Base Salary Earned	Threshold % of Base Salary	Target % of Base Salary	Maximum % of Base Salary	Actual % of Base Salary Earned
Mr. Heaney	$413,600	20	60	100	20	—	—	—	—
Mr. Klink	$300,000	7.5	30	52.5	5	2.5	10	17.5	6.7
Mr. Meulemans	$272,420	7.5	30	52.5	0	2.5	10	17.5	0
Ms. Hochhauser	$325,000	7.5	30	52.5	7.5	2.5	10	17.5	10
Mr. Anderson	$300,000	7.5	30	52.5	7.5	2.5	10	17.5	10
Ms. Berkovich	$275,000	7.5	30	52.5	—	2.5	10	17.5	—

The Compensation Committee made recommendations to the Board regarding the actual annual bonus amount payable to Mr. Heaney based on the extent to which his annual bonus plan objectives were achieved. Mr. Heaney made recommendations to the Compensation Committee regarding the actual annual bonus amounts payable to the other named executive officers based on the extent to which their annual bonus plan objectives have been achieved. The respective award amounts for the other named executive officers are set forth in the Summary Compensation Table.

Long-Term Incentive Awards and Performance-Based Equity Compensation

We believe compensation in the form of incentive equity awards aligns the interests of our named executive officers with the interests of our shareholders, and rewards our named executive officers for superior corporate performance. We believe this form of compensation is particularly effective for those individuals who have the most impact on the management and success of our business, providing them with a valuable long-term incentive while providing us with a valuable retention tool through the use of vesting periods. We also believe that equity incentives are an important part of a competitive compensation structure necessary to attract and retain talented named executive officers.

The long-term incentive component of our executive compensation program is designed to provide our senior management with performance-based award opportunities, to drive superior long-term performance and to align the interests of our senior management with those of our shareholders.

2015 Awards

On April 17, 2015, the Company granted long-term incentive awards to certain of our named executive officers in the form of restricted stock under the Addus HomeCare Corporation Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”), in accordance with the following table:

Restricted Stock Awards (#)
Mr. Heaney	9,078
Mr. Meulemans	—
Ms. Hochhauser	—
Mr. Anderson	6,529
Ms. Berkovich	5,244

The annual restricted stock award levels were determined based on performance in relation to the EBITDA and MIT goals established with respect to 2015 performance, as described above in the “Performance-Based Annual Bonuses” section. These awards vest in equal one-third installments on each of the first three anniversaries of the grant date. The restricted stock would be forfeited upon a termination of employment (to the extent unvested) or become fully vested upon a Change in Control or upon the named executive officer’s death or Disability (each term as defined in the 2009 Plan).

In addition, in connection with his commencement of employment as the Chief Financial Officer, Mr. Klink received a grant of a nonqualified stock option pursuant to the 2009 Plan to purchase 40,000 shares of the Company’s common stock. The stock options will vest over a four year period subject to the terms and conditions set forth in the 2009 Plan and applicable award agreement and have an exercise price of $26.49 per share. Mr. Klink also received a grant of 10,000 shares of restricted stock, which vest over a three-year period, subject to the terms and conditions of the 2009 Plan and the applicable award agreement.

2016 Awards

On March 15, 2016, the Company granted long-term incentive awards to certain of our named executive officers in the form of restricted stock under the 2009 Plan, in accordance with the following table:

Restricted Stock Awards (#)
Mr. Heaney	—
Mr. Klink	4,375
Mr. Meulemans	—
Ms. Hochhauser	4,375
Mr. Anderson	4,375
Ms. Berkovich	—

The annual restricted stock award levels were determined based on performance in relation to the EBITDA and MIT goals established with respect to 2015 performance, as described above in the “Performance-Based Annual Bonuses” section. These awards vest in equal one-third installments on each of the first three anniversaries of the grant date. The restricted stock would be forfeited upon a termination of employment (to the extent unvested) or become fully vested upon a Change in Control or upon the named executive officer’s death or Disability (each term as defined in the 2009 Plan).

In addition, on February 29, 2016, Mr. Anderson received a special award of 10,000 shares of restricted stock, which shares vest equally over a four year period beginning on the date of grant.

Other Compensation

In addition to the primary compensation elements discussed above, we provide our named executive officers with limited benefits and perquisites as described below in footnote 4 to the Summary Compensation Table. We consider these additional benefits to be a part of a named executive officer’s overall compensation. These benefits generally do not impact the level of other compensation paid to our named executive officers, due to the fact that the incremental cost to us of these benefits and perquisites represents a small percentage of each named executive officer’s total compensation package. We believe that these enhanced benefits and perquisites provide our named executive officers with security, convenience and support services that allow them to focus attention on carrying out their responsibilities to us. In addition, we believe that these benefits and perquisites help us to be competitive and retain talented executives.

In addition, we offer other employee benefits to our named executive officers for the purpose of meeting current and future health and security needs for the named executive officers and their families. These benefits, which we generally offer to all eligible employees, include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan, which matches 6% of each dollar of compensation contributed to the plan by the employee, up the maximum allowed by the Internal Revenue Service.

Change in Control and Severance

Each of our named executive officers is eligible to receive contractually-provided severance benefits pursuant to his or her employment agreement. These severance benefits are generally intended to match the terms that we believe to be standard within the market, show the named executive officer that we have made an investment in the named executive officer and provide stability for both us and the named executive officer in a competitive market for qualified talent. We believe that providing severance protection to our named executive officers upon their involuntary termination of employment is an important retention tool that is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. We generally do not take into account any amounts that may be received by a named executive officer following termination of employment when establishing current compensation levels. The terms of each arrangement were determined in negotiation with the applicable named executive officer in connection with his or her hiring and were not based on any set formula. Our equity award agreements with each of the named executive officers also generally provide for unvested options or restricted stock to vest immediately upon a Change in Control of the Company.

We believe that these change in control and severance arrangements provide additional benefits to the Company by allowing us to receive certain covenants from our named executive officers in partial consideration of the compensation to be received upon a Change in Control or termination without Reasonable Cause. These covenants include agreements not to compete, agreements not to solicit our employees, payors or consumers, agreements not to disclose trade secrets and agreements not to disparage the Company. These covenants are described in further detail below under “Potential Payments upon Termination or Change in Control.”

Anti-Hedging of Company Stock

According to the Company’s Insider Trading Policy, directors, officers and employees are prohibited from buying or selling put options, call options or other derivatives of Company stock, and from short sales of Company stock, without obtaining the consent of the Company’s Compliance Officer and the Board of Directors (or a duly appointed committee thereof).

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to named executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known. However, the Company intends to adopt a compensation recoupment policy that will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act when such requirements become effective.

Effect of Accounting and Tax Treatment on Compensation Decisions

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million for the Chief Executive Officer of the Company and each of the three next most highly compensated executive officers (other than the Chief Financial Officer). The 2009 Plan is designed to allow us to grant awards that may qualify for the performance-based exception to the Code Section 162(m) deductibility limit. Historically, while the Company has generally considered the financial accounting and tax implications of executive compensation decisions, these implications have not been material considerations and compensation has not been specifically designed to meet the Code Section 162(m) performance-based exception because our named executive officers generally have received compensation which is below the $1 million threshold for Code Section 162(m) purposes. The Compensation Committee retains the flexibility to award compensation that may exceed the limitation on deductibility under Code Section 162(m) when it believes it is in the Company’s and shareholders’ best interests.

Hiring of New President and Chief Executive Officer and New Chief Information Officer in 2016

The Company entered into an employment agreement with R. Dirk Allison to become President and Chief Executive Officer, effective January 18, 2016. Mr. Allison is entitled to an initial base salary at an annual rate of $500,000 and received initial grants on January 21, 2016 of (i) an option to purchase 150,000 shares of common stock and (ii) 10,000 restricted shares of common stock.

The Company also entered into an employment agreement with James “Zeke” Zoccoli to become Chief Information Officer, effective February 25, 2016. Mr. Zoccoli is entitled to an initial base salary at an annual rate of $325,000 and received initial grants on February 25, 2016 of (i) an option to purchase 50,000 shares of common stock and (ii) 10,000 restricted shares of common stock.

The terms of the employment agreement with Mr. Zoccoli are generally consistent with those of the named executive officers (except Mr. Heaney) and provide for substantially the same severance benefits and non-competition and non-solicitation restrictions. The employment agreement with Mr. Allison is also generally based on the same form as those of the named executive officers (except Mr. Heaney), except that Mr. Allison would be entitled to continued payment of severance benefits for a period of 24 months following his termination of employment (instead of 12 months) and, similarly, would be subject to non-competition and non-solicitation and other restrictive covenants for a period of 24 months following his termination of employment.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation Committee.

Steven I. Geringer (Chairman)

Mark L. First

Simon A. Bachleda

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our named executive officers for the fiscal years ended December 31, 2015, 2014 and 2013. In accordance with SEC rules, compensation data is not presented for 2013 or 2014 with respect to Donald Klink, or for 2013 with respect to Ms. Hochhauser because they were not named executive officers in those years.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Mark S. Heaney (5)	2015	426,108		—	82,720	50,761	559,589
Former President and Chief Executive	2014	379,487	—	191,989	279,600	43,198	894,274
Officer	2013	384,275	445,500	467,500	256,000	43,478	1,596,753

Donald Klink	2015	206,538	264,900	367,028	35,000	4,563	878,029
Chief Financial Officer,
Vice President and Secretary

Dennis Meulemans (6)	2015	105,825		—	—	10,700	116,525
Former Chief Financial Officer,	2014	257,231	—	138,275	107,878	8,889	512,273
Vice President and Secretary	2013	261,875	—	66,690	121,237	4,717	454,789

Maxine Hochhauser	2015	336,250		—	56,875	9,311	403,436
Chief Operating Officer	2014	—	455,600	530,271	—	—	985,871

Darby Anderson	2015	293,170	147,747	—	52,500	12,223	505,840
Executive Vice President, Chief Business	2014	257,627	—	136,575	133,691	8,780	536,673
Development and Strategy Officer	2013	261,875	—	49,812	114,878	8,549	435,114

Inna Berkovich (7)	2015	263,862	118,129	—	—	681	382,672
Former Chief Information Officer	2014	228,795	—	109,977	121,839	681	461,292
	2013	235,000	—	—	103,500	681	339,181

(1)	Ms. Hochhauser’s employment began on December 15, 2014 and she received her first salary payment on January 2, 2015. Therefore, she did not receive any base salary in 2014. Mr. Klink’s employment began on May 11, 2015, and his base salary represents the amount of base salary earned for the period beginning on his employment commencement date through December 31, 2015.

(2)	This column discloses the grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing options are described under the caption “Stock Options and Restricted Stock Awards” in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	Reflects annual cash incentive awards earned pursuant to the Company’s annual bonus program. For information regarding our annual bonus program, see “Compensation Discussion and Analysis—Performance-Based Annual Bonuses.”

(4)	Other compensation for 2015 includes the following amounts:

•

Mr. Heaney: premiums paid by us for a whole life insurance plan for the benefit of Mr. Heaney ($27,596), term life insurance premiums paid by us for the benefit of Mr. Heaney ($3,665), life/ disability policy premiums ($2,310) and reimbursement for the use of a Company vehicle ($17,190).

•	Mr. Klink: term life insurance premiums paid by us for the benefit of Mr. Klink ($4,563).

•	Mr. Meulemans: matching contributions paid under our 401(k) plan ($62) and Company contributions under the Executive Nonqualified Excess Plan (the “Excess Plan”) ($10,638).

•	Ms. Hochhauser: reimbursement for the use of a Company vehicle ($9,311).

•

Mr. Anderson: term life insurance premiums paid by us for the benefit of Mr. Anderson ($2,381), reimbursement for the use of a Company vehicle ($9,780) and matching contributions paid under our 401(k) plan ($62).

•	Ms. Berkovich: term life insurance premiums paid by us for the benefit of Ms. Berkovich ($681).

(5)	Mr. Heaney’s previously-announced separation from employment with the Company was effective as of January 18, 2016.

(6)	Mr. Meulemans’ previously-announced retirement commenced on May 1, 2015.

(7)	Ms. Berkovich’s previously-announced separation from employment with the Company was effective on February 16, 2016.

Grants of Plan-Based Awards in 2015

The following table sets forth each grant of plan-based awards to our named executive officers during 2015:

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Mark S.Heaney		82,720	248,160	413,600
	4/17/15				9,078
Donald Klink		30,000	120,000	210,000
	5/11/15				10,000			264,900
	5/11/15					40,000	26.49	367,028
Dennis Meulemans		27,242	108,968	190,694
Maxine Hochhauser		32,500	130,000	227,500
Darby Anderson		27,759	111,036	194,313
	4/17/15				6,529			147,947
Inna Berkovich		24,941	99.764	174,587
	4/17/15				5,244			118,829

(1)	This column discloses the grant date fair value of restricted stock and option awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing the awards are described under the caption “Stock Options and Restricted Stock Awards” in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

Outstanding Equity Awards at 2015 Fiscal Year End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2015:

	Number of Securities Underlying Unexercised Option (#)			Option Exercise Price ($)	Operation Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($) (9)
Name	Exercisable (8)	Unexercisable
Mark S. Heaney	179,863	—		9.26	12/7/2016
	54,000	—		10.00	10/27/2019
	20,000	—		5.93	5/9/2021
	8,334	4,166	(1)	8.91	3/11/2023
	50,000	50,000	(2)	8.91	3/11/2023
	5,950	11,900	(3)	23.10	4/4/2024
						34,078	793,336
Donald Klink	—	40,000	(4)	26.49	5/11/2025
						10,000	232,800
Dennis Meulemans (5)	—	—		—	—
Maxine Hochhauser	12,500	37,500	(6)	22.78	12/15/2024
						5,334	124,176
Darby Anderson	29,951	—		9.26	12/7/2016
	9,000	—		5.93	5/9/2021
	6,000	—		4.62	4/30/2022
	2,969	1,484	(1)	8.91	3/11/2023
	3,750	3,750	(2)	8.91	3/11/2023
	4,233	8,465	(3)	23.10	4/4/2024
						6,529	151,995
Inna Berkovich	18,000	12,000	(7)	4.46	6/18/2022
	3,408	6,817	(3)	23.10	4/4/2024
						5,244	122,080

(1)	Unexercisable options for Mr. Anderson will vest on March 11, 2016. Unexercisable options for Mr. Heaney were also scheduled to vest on March 11, 2016, but such options were forfeited in connection with his termination of employment effective January 18, 2016.

(2)	Unexercisable options for Mr. Anderson vest in two equal installments on each of March 11, 2016 and 2017. Unexercisable options for Mr. Heaney were also scheduled to vest on each of March 11, 2016 and 2017, but such options were forfeited in connection with his termination of employment effective January 18, 2016.

(3)	Unexercisable options for Mr. Anderson vest in two equal installments on each of April 4, 2016 and 2017. Unexercisable options for Mr. Heaney and Ms. Berkovich were also scheduled to vest on each of April 4, 2016 and 2017, but such options were forfeited in connection with their termination of employment effective January 18, 2016 and February 16, 2016, respectively.

(4)	Mr. Klink’s unexercisable options will vest in four equal installments on each of May 11, 2016, 2017, 2018 and 2019.

(5)	Mr. Meulemans’ previously-announced retirement commenced on May 1, 2015. Mr. Meulemans did not hold any unexercised stock options or unvested shares or units of stock as of December 31, 2015.

(6)	Ms. Hochhauser’s unexercisable options will vest in three equal installments on each of December 15, 2016, 2017 and 2018.

(7)	Ms. Berkovich’s unexercisable options were scheduled to vest in two equal installments on each of June 18, 2016 and 2017, but such options were forfeited in connection with her termination of employment effective February 16, 2016.

(8)	For Mr. Heaney and Ms. Berkovich, exercisable options remained exercisable for 90 days following their respective terminations of employment. Following such 90-day period, any remaining options were forfeited in accordance with their terms.

(9)	The value for Messrs. Heaney, Klink and Anderson and Ms. Hochhauser and Ms. Berkovich equals the number of shares of unvested restricted stock held by each of Messrs. Heaney, Klink and Anderson and Ms. Hochhauser and Ms. Berkovich, respectively, as of December 31, 2015, multiplied by the market price of Company common stock at the close of December 31, 2015, which was $23.28 per share.

Option Exercises and Stock Vested During Fiscal Year 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Mark S. Heaney	—	—	12,500	267,875
Donald Klink	—	—	—	—
Dennis Meulemans	34,727	869,402	—	—
Maxine Hochhauser	—	—	14,666	409,490
Darby Anderson	—	—	—	—

(1)	Value realized upon the exercise of option awards is based on the difference between the actual price at which the exercised shares were sold and the exercise price of the options.

(2)	The value of Mr. Heaney’s vested stock award is based on the market price of Company common stock at the close of March 11, 2015, the vesting date, which was $21.43 per share. The value of Ms. Hochhauser’s vested stock award is based on (i) the market price of the Company common stock at the close of June 15, 2014, the vesting date with respect to 12,000 shares, which was $28.57 per share and (ii) the market price of the Company common stock at the close of December 15, 2015, the vesting date with respect to 2,666 shares, which was $25.00 per share.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit pension plans sponsored by us.

2015 Nonqualified Deferred Compensation

Name (1)	Executive Contributions in Last FY	Company Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Dennis Meulemans	$177,308	$10,638	$(33,768)	$78,482	$284,507

(1)	Messrs. Heaney, Klink, Anderson, Ms. Hochhauser and Ms. Berkovich do not participate in the Excess Plan.

(2)	Amounts are included in the “All Other Compensation” column of the 2015 Summary Compensation Table.

On April 1, 2012, the Company adopted the Excess Plan. The Excess Plan is a nonqualified deferred compensation plan, pursuant to which certain highly compensated employees, management or independent contractors may elect to make deferrals of compensation that are not subject to the various limits imposed by the Code on qualified retirement plans. During 2015, only Mr. Meulemans participated in the Excess Plan.

The Company may make discretionary contributions to a participant’s deferred compensation account, which vest in increments based on the participant’s number of years of service and become fully vested upon the participant’s completion of five years of service (or, if earlier, upon the participant’s death or disability or upon a Change in Control event as defined in the Excess Plan). The Excess Plan is administered by the management of the Company and the Company may also make discretionary credits to a participating employee’s deferred compensation account.

Distributions of amounts under the Excess Plan are made (i) in a lump sum upon the participant’s death or disability or (ii) in a lump sum or in annual installments for a term not to exceed 10 years, at the participant’s election, upon the participant’s retirement or separation from service. Plan earnings under the Excess Plan are generally tied to rates of return on investment choices selected by plan participants. The Excess Plan is an unfunded, nonqualified deferred compensation plan that is intended to comply with the requirements of Code Section 409A.

Employment Agreements

We have entered into employment agreements with each of our named executive officers.

Employment Agreement with Mr. Klink

We entered into an employment agreement with Mr. Klink on April 29, 2015, effective May 11, 2015. The initial term of Mr. Klink’s agreement is four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Klink is entitled to an annual base salary of $300,000, subject to annual review and adjustment by the Board. In addition, at the discretion of the Compensation Committee, he is eligible to receive an annual bonus in an amount equal to up to 40% of his annual base salary, based on the Company’s evaluation of his performance compared to established Company and/or individual objectives at the target levels, and up to 70% of his annual base salary for performance against established objectives at the maximum levels. Mr. Klink is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Klink’s base salary for such insurance policy. Mr. Klink is entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.”

In connection with the commencement of his employment Mr. Klink received a grant of nonqualified stock options under the 2009 Plan to purchase 40,000 shares of the Company’s common stock. The options vest over a four year period, subject to the terms and conditions in the 2009 Plan and stock option award agreement. In addition, Mr. Klink received a grant of 10,000 shares of restricted stock, which will vest over a three year period following the effective date of the employment agreement, subject to the terms and conditions in the 2009 Plan and stock option award agreement.

Employment Agreement with Ms. Hochhauser

We entered into an employment agreement with Ms. Hochhauser on December 15, 2014. The initial term of Ms. Hochhauser’s agreement is four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Ms. Hochhauser’s base salary is $325,000, subject to annual review and adjustment upward by our Compensation Committee thereafter. On the agreement’s effective date, Ms. Hochhauser was entitled to receive a nonqualified stock option under the 2009 Plan to purchase 50,000 shares of the Company’s common stock and a grant of 20,000 shares of restricted stock, subject to the terms of the applicable award agreement (both grants are described above in “Long-Term Incentive Awards and Performance-Based Equity Compensation—2014

Awards”). The agreement provides that Ms. Hochhauser will be eligible to receive a performance-based annual bonus, with a target of up to 70% of her annual base salary, beginning with respect to the 2015 calendar year and each calendar year thereafter.

In connection with her relocation to Illinois, Ms. Hochhauser was entitled to receive reimbursement of relocation expenses up to $30,000, a one-time relocation bonus of $30,000 and payment by the Company of all reasonable costs of temporary housing during the period prior to her relocation (through July 31, 2015). In addition, under the agreement, Ms. Hochhauser is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times her base salary, although we are not required to pay more than 3% of Ms. Hochhauser’s base salary for such insurance policy. Ms. Hochhauser is entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.”

Employment Agreement with Mr. Anderson

We entered into an employment agreement with Mr. Anderson on August 27, 2007. Mr. Anderson’s employment agreement was amended in connection with the Company’s IPO. The initial term of Mr. Anderson’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless the Company provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Anderson’s base salary was originally $185,000, subject to annual review and adjustment by the Board on or about January 1 of each year starting in 2009. Effective July 1, 2014, the Compensation Committee increased Mr. Anderson’s annual base salary to $272,950.

For the year ended December 31, 2014, Mr. Anderson was eligible to receive a target bonus of 40% of base salary, based 75% on the achievement of Company EBITDA and 25% on personal objectives. In addition, under the agreement, Mr. Anderson is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Anderson’s base salary for such insurance policy. Mr. Anderson is entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.”

We amended Mr. Anderson’s employment agreement on December 15, 2014 to promote Mr. Anderson to Executive Vice President, Chief Business Development and Strategy Officer, a position that reports directly to the President and Chief Executive Officer of the Company.

Employment Agreement with Mr. Heaney

We entered into an employment agreement with Mr. Heaney on May 6, 2008. Mr. Heaney’s employment agreement was amended first, in connection with the Company’s IPO and again, in November 2011, to extend the initial term of the agreement until September 19, 2012; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Heaney’s base salary was originally $325,000 per year, subject to review and adjustment in the sole discretion of our Compensation Committee. Mr. Heaney’s annual base salary for 2014 was $400,000.

For the year ended December 31, 2014, Mr. Heaney was eligible to receive target and maximum bonus amounts of 60% and 100% of base salary, respectively, based on the achievement of certain EBITDA targets, calculated to exclude acquisitions completed during the fiscal year. In addition, under the agreement, Mr. Heaney is entitled to receive a Company vehicle and to participate in all employee benefit programs generally available to senior executives of the Company, as well as to receive a ten-year level term life insurance policy with a minimum death benefit equal to five times his base salary, although we are not required to pay more than 3% of Mr. Heaney’s base salary for such insurance policy. In addition, Mr. Heaney is the beneficiary under a whole life insurance plan, under which we pay an annual premium of approximately $28,000. Mr. Heaney was entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.” The terms of Mr. Heaney’s separation agreement are also described below in the same section.

Employment Agreement with Mr. Meulemans

We entered into an employment agreement with Mr. Meulemans on November 29, 2010. The initial term of Mr. Meulemans’ agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renewed for successive one-year terms, unless the Company provided at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Meulemans’ base salary was originally $250,000, subject to review and adjustment upward by our Compensation Committee. Effective July 1, 2014, the Compensation Committee increased Mr. Meulemans’ annual base salary to $272,420.

For the year ended December 31, 2014, Mr. Meulemans was eligible to receive an annual bonus in an amount equal to between 10% and 70% of his annual base salary, depending on the achievement of certain objectives and target levels determined by the Board. Mr. Meulemans was also entitled to participate in the Company’s health, disability, 401(k) and vacation plans, as well as a life insurance policy with a death benefit of up to five times his base salary, although the Company was not required to pay more than 3% of Mr. Meulemans’ base salary for such insurance policy. Mr. Meulemans was also entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.” The terms of Mr. Meulemans’ separation agreement are also described below in the same section.

Employment Agreement with Ms. Berkovich

We entered into an employment agreement with Ms. Berkovich on June 18, 2012. The initial term of Ms. Berkovich’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renewed for successive one-year terms, unless either party provided at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Ms. Berkovich’s base salary was set at $225,000 for the first 12 months of the term, $235,000 for the second 12 months of the term and $245,000 for the third 12 months of the term, subject to annual review and adjustment by the Board thereafter.

For the year ended December 31, 2014, Ms. Berkovich was eligible to receive a target bonus of 40% of base salary, based 75% on the achievement of Company EBITDA and 25% on personal objectives. In addition, under the agreement, Ms. Berkovich was entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times her base salary, although we were not required to pay more than 3% of Ms. Berkovich’s base salary for such insurance policy. Ms. Berkovich was also entitled to receive severance benefits upon termination of employment as described below under “Potential Payments upon Termination or Change in Control.” The terms of Ms. Berkovich’s separation agreement are also described below in the same section.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with Messrs. Klink and Anderson, and Ms. Hochhauser, described above, that provide for payments and benefits in the event of termination of employment. Under the employment agreements, each such named executive officer is entitled to severance benefits if we terminate his employment other than for Reasonable Cause (and Mr. Klink, and Ms. Hochhauser are entitled to severance enhancements in the event they experience a termination by the Company without Reasonable Cause in connection with a Change in Control). Mr. Klink and Ms. Hochhauser are also entitled to severance benefits if they resign with Good Reason.

In the event of their termination of employment, Messrs. Heaney and Meulmans and Ms. Berkovich were also entitled to severance benefits in the event of termination without Reasonable Cause, and enhanced severance benefits in the event of termination without Reasonable Cause in connection with a Change in Control. Mr. Meulmans and Ms. Berkovich were also entitled to severance benefits under their employment agreements upon resignation with Good Reason.

Reasonable Cause

Under the employment agreement for Mr. Heaney, Reasonable Cause was defined as:

•	the commission of any act involving the misuse or misappropriation of our money or other property or the commission of a felony;

•	habitual use of drugs or intoxicants;

•	willful engagement in gross misconduct that is materially and demonstrably injurious to us;

•	death, mental or physical disability so that he would be unable to perform his duties in a manner satisfactory to us for 180 days out of any consecutive 12-month period; or

•	violation of any material term or provision of his employment agreement, if unremedied within 30 days after notice.

Under the employment agreements for Messrs. Klink and Meulemans, and Ms. Hochhauser and Ms. Berkovich, Reasonable Cause is (or was, in the case of Mr. Meulmans and Ms. Berkovich) defined as:

•	material breach or omission by the executive of any of his or her duties or obligations under his or her employment agreement, if unremedied after notice;

•	the executive engaging in any action that materially damages, or that may reasonably be expected to materially damage, the Company or our business or goodwill;

•	any breach by the executive officer of his or her fiduciary duties;

•	commission of any act involving fraud, the misuse or misappropriation of our money or property, any felony, the habitual use of drugs or other intoxicants or chronic absenteeism;

•	gross negligence or willful misconduct by the executive;

•	failure to perform any material duty in a timely and effective manner, including intentional disregard of any directive from the Chief Executive Officer, or Board;

•	failure to perform any material directive in a timely and effective manner, with a failure to timely cure such nonperformance after notice; or

•	for Ms. Hochhauser only, her failure to relocate to the Chicago, Illinois metropolitan area prior to July 31, 2015.

Under the employment agreement for Mr. Anderson, Reasonable Cause is defined as:

•	death or mental or physical disability of the executive so that the executive would be unable to perform his duties in a manner satisfactory to us for 90 days out of any consecutive 180-day period;

•	material breach or omission by the executive of any of his duties or obligations under his or her employment agreement, except for those caused by the executive’s disability;

•	the executive engaging in any action that materially damages, or that may reasonably be expected to materially damage, the Company or our business or goodwill;

•	any breach by the executive officer of his fiduciary duties;

•	commission of any act involving fraud, the misuse or misappropriation of our money or property, any felony, the habitual use of drugs or other intoxicants or chronic absenteeism;

•	gross negligence or willful misconduct by the executive which is materially injurious to the Company;

•	gross insubordination by the executive, including intentional disregard of any directive from the President and Chief Executive Officer, or Board; or

•	failure to perform any material duty in a timely and effective manner, with a failure to timely cure such nonperformance after notice.

Good Reason

Under the employment agreements for Mr. Klink and Ms. Hochhauser, Good Reason is defined as:

•	any reduction in base salary;

•	any material reduction to her employment duties and responsibilities;

•	any willful breach by the Company of any material term of the agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the executive; or

•	a change in her direct reporting duty to a person other than the Chief Executive Officer or the Board.

Under the employment agreement for Mr. Meulemans and Ms. Berkovich, Good Reason was defined as:

•	any reduction in base salary;

•	any willful breach by the Company of any material term of the agreement, other than a breach which is remedied by the Company within 10 days after receipt of written notice given by the executive; or

•	the Company’s provision of written notice to the executive of its intention not to renew the agreement prior to the expiration of the initial employment term or any additional employment term.

Severance Benefits

If we terminate a named executive officer’s employment other than for Reasonable Cause (or, in the case of Messrs. Klink and Meulemans and Ms. Hochhauser and Ms. Berkovich only, the executive resigns for Good Reason), then, generally, such executive is (or was, in the case of Messrs. Heaney and Meulmans and Ms. Berkovich) entitled to the following:

•

Mr. Klink — (i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, and (iii) accrued but unpaid benefits, including accrued vacation time and unused holidays (including life and disability insurance benefits if terminated due to death or disability). In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants (and subject to early termination upon Mr. Klink’s commencement of employment with a new employer), Mr. Klink would receive (i) severance pay equal to his base cash compensation, which is defined as the highest base salary in effect for the executive, payable in equal installments for 12 months following termination; plus (ii) cash payments equal to the Company’s share of COBRA premiums for a period of 12 months.

•

Ms. Hochhauser — (i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, and (iii) accrued but unpaid benefits, including accrued vacation time and unused holidays (including life and disability insurance benefits if terminated due to death or disability). In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants (and subject to early termination upon Ms. Hochhauser’s commencement of employment with a new employer), Ms. Hochhauser would receive (i) severance pay equal to Ms. Hochhauser’s base cash compensation, which is defined as the highest base salary in effect for the executive, payable in equal installments for 12 months following termination; plus (ii) cash payments equal to the Company’s share of COBRA premiums for a period of 12 months.

•

Mr. Anderson — (i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination and (iii) accrued but unpaid benefits, including accrued vacation time and unused holidays. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, Mr. Anderson would receive (i) severance pay for one year equal to Mr. Anderson’s annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s maximum target bonus (provided that the bonus portion of the severance payment shall not exceed 50% of annual base salary), plus (ii) a cash payment equal to the Company’s share of COBRA premiums for a period of 12 months.

•

Mr. Heaney — (i) unpaid base salary for any period prior to the effective date of termination, (ii) accrued but unpaid bonus with respect to a prior completed period and (iii) accrued but unpaid benefits, including accrued vacation time and unused holidays. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, Mr. Heaney would have been entitled to receive severance pay equal to three times his annual base salary determined at the time of termination and payable on the Company’s regular pay dates for three years following termination of Mr. Heaney’s employment with the Company. Under the separation agreement with Mr. Heaney, effective January 18, 2016, conditioned upon his strict compliance with the restrictive covenants set forth in the separation agreement regarding non-competition, non-solicitation, non-disclosure, non-disparagement and other matters, Mr. Heaney is entitled to severance payments in an aggregate amount equal to three times his annual base salary of $413,600, payable over three years, and a bonus for 2015. Pursuant to the separation agreement, Mr. Heaney executed a general release in favor of the Company.

•

Mr. Meulemans — (i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, (iii) accrued but unpaid benefits, including accrued vacation time and unused holidays (including life and disability insurance benefits if terminated due to death or disability) and (iv) outplacement services reimbursement up to $10,000. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, Mr. Meulemans would have been entitled to receive (i) severance pay equal to three-quarters of Mr. Meulemans’ annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus (provided that the bonus portion of the severance payment shall not exceed 50% of annual base salary), payable in equal installments for 12 months following termination; provided, that for every 12-month period Mr. Meulemans remained employed after his first year, Mr. Meulemans would have become entitled to one additional month of severance up to a total of 12 months’ severance (the “Meulemans Severance Period”), plus (ii) a cash payment equal to the Company’s share of COBRA premiums for the Meulemans Severance Period. Under the separation agreement with Mr. Meulemans in connection with his retirement, effective May 1, 2015, Mr. Meulemans is required to continue to make himself reasonably available for one year following his retirement to provide consulting services to the Company as may be necessary in connection with the transition of work to Mr. Klink. As compensation for these transition services during the one-year period, Mr. Meulemans is entitled to aggregate compensation of $393,655 and payment of an amount necessary to cover COBRA benefit costs. Such payments are subject to Mr. Meulemans’ continued compliance with non-competition, non-solicitation, non-disclosure and non-disparagement restrictions during the transition period. He is also entitled to receive a tax gross-up to compensate him for the portion of payroll taxes that would have been payable by the Company had Mr. Meulemans received these payments as an employee.

•

Ms. Berkovich — (i) unpaid base salary for any period prior to the effective date of termination, (ii) a pro rata payment of bonus for any period prior to the effective date of termination, (iii) accrued but unpaid benefits, including accrued vacation time and unused holidays (including life and disability insurance benefits if terminated due to death or disability) and (iv) outplacement services reimbursement up to $10,000. In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, Ms. Berkovich would have been entitled to receive (i) severance pay equal to one-half of Ms. Berkovich’s annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus (provided that the bonus portion of the severance payment shall not exceed 50% of annual base salary), payable in equal installments for 12 months following termination; provided, that for every 12-month period Ms. Berkovich remained employed after her first year, Ms. Berkovich would have become entitled to one additional month of severance up to a total of 12 months’ severance (the “Berkovich Severance Period”), plus (ii) a cash payment equal to the Company’s share of COBRA premiums for the duration of the Berkovich Severance Period. Under the separation agreement with Ms. Berkovich in connection with her termination of employment with the Company, effective February 16, 2016, conditioned upon her strict compliance with the restrictive covenants set forth therein regarding non-competition, non-solicitation, non-disclosure, non-disparagement and other matters, Ms. Berkovich is entitled to severance payments in an aggregate amount equal to $318,666.67 and payment of an amount necessary to cover certain COBRA costs, payable in equal installments on the Company’s regularly scheduled payment dates over the eight months following the effective date of her termination.

Change in Control Severance Enhancements

Messrs. Klink and Ms. Hochhauser are entitled to severance enhancements in the event they experience a termination by the Company without Reasonable Cause in connection with a Change in Control, and, under their employment agreements, Messrs. Heaney and Meulmans and Ms. Berkovich were entitled to severance enhancements in the event of termination without Reasonable Cause in connection with a Change in Control (each as defined in their employment agreements), as follows:

•

Mr. Klink — if Mr. Klink is terminated by the Company without Reasonable Cause within six months prior to or one year following a Change in Control of the Company, then he would receive, in lieu of the amounts described above in “Severance Benefits” (and less any such severance amounts already received), (i) his annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 12 months following termination, plus (ii) cash payments equal to the Company’s share of COBRA premiums until the earlier of (a) one year following termination or (b) the date that Mr. Klink is eligible to receive coverage and benefits from a new employer.

•

Ms. Hochhauser — if Ms. Hochhauser is terminated by the Company without Reasonable Cause within six months prior to or one year following a Change in Control of the Company, then she would receive, in lieu of the amounts described above in “Severance Benefits” (and less any such severance amounts already received), (i) her annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus for the current year, payable in equal installments for 12 months following termination, plus (ii) cash payments equal to the Company’s share of COBRA premiums until the earlier of (a) one year following termination or (b) the date that Ms. Hochhauser is eligible to receive coverage and benefits from a new employer.

•

Mr. Heaney — if a Change in Control of the Company occurred less than two years prior to or 18 months after Mr. Heaney’s termination without Reasonable Cause, then he would have been entitled to receive the remainder of his severance in a lump sum, and the total amount of Mr. Heaney’s severance would have been increased to include three times the average bonus paid over the previous two fiscal years, rather than just base salary. Furthermore, if any payments in connection with a termination or Change in Control would have been subject to the excise tax on “excess parachute payments” as defined in Code Section 280G, he would have been entitled to a tax gross-up payment from us sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment would have been equal to the excise tax on the other excess parachute payments, with the effect that he would have been economically in the same position if such excise tax had not been applied.

•

Mr. Meulemans — if a Change in Control of the Company had occurred within 12 months of Mr. Meulemans’s termination of employment by the Company without Reasonable Cause, then he would have been entitled to receive, in lieu of the amounts described above in “Severance Benefits,” his annual cash compensation, defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus (provided that the bonus portion of the severance payment did not exceed 50% of annual base salary), payable in equal installments for 12 months following termination.

•

Ms. Berkovich — if a Change in Control of the Company had occurred within 12 months of Ms. Berkovich’s termination of employment by the Company without Reasonable Cause, then she would have been entitled to receive, in lieu of the amounts described above in “Severance Benefits,” (i) her annual cash compensation, defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus (provided that the bonus portion of the severance payment did not exceed 50% of annual base salary), payable in equal installments for 12 months following termination, plus (ii) continued benefits for a period of 12 months.

Treatment of Equity Awards

Upon a Change in Control or the Executive’s Death or Disability

Pursuant to their award agreements, all of our named executive officers are (or were, in the case of Messrs. Heaney and Meulmans and Ms. Berkovich) also entitled to accelerated vesting of their unvested options and restricted stock upon a Change in Control of the Company or the named executive officer’s death or Disability (each as defined in the 2009 Plan).

Post-Termination Option Exercise Periods

Under the 2009 Plan, options generally remain exercisable for a maximum of three months following the named executive officer’s termination for any reason, except (i) all options are forfeited upon a termination for Cause, (ii) vested options remain exercisable for a period of six months following termination in the event of the named executive officer’s Retirement and (iii) vested options remain exercisable for a period of twelve months following termination in the event of the named executive officer’s death or Disability (each term as defined in the 2009 Plan).

Prior to our IPO, awards were granted under the 2006 Addus HomeCare Corporation Stock Incentive Plan (the “2006 Plan”). Under the 2006 Plan, the option agreements provide that the named executive officer will have the right to exercise the vested portion of any option held at termination for at least 30 days following termination of his or her service for any reason other than cause and that the named executive officer will have the right to exercise the option for at least six months if the individual’s service terminates due to death or a qualifying disability. No further awards will be granted under the 2006 Plan.

Restrictive Covenants

Mr. Heaney’s right to continue to receive severance benefits in accordance with his separation agreement, but not payments made to Mr. Heaney in connection with a Change in Control as described above, is conditioned on his continued strict compliance with certain covenants, including:

•

noncompetition for a period of three years in any portion of the United States and any other jurisdiction in which any product, process, good or service has been manufactured, provided, sold or offered or promoted for sale by the Company during the two year period preceding Mr. Heaney’s termination or in any location where the Company has devoted substantial expense in anticipation of launching into such geographic area;

•	nonsolicitation of business from any of our consumers or payors;

•	nonsolicitation of our employees, referral sources or other business contacts;

•	nondisclosure of trade secrets; and

•	nondisparagement of the Company.

The right for Mr. Meulemans and Ms. Berkovich to continue to receive severance benefits in accordance with their respective separation agreements (but not for payments made in connection with a Change in Control as described above) is conditioned on strict compliance with certain covenants, including:

•	for the greater of one year after the executive officer’s termination or the period during which the executive is receiving severance payments:

•	noncompetition within 30 miles of any of our locations;

•	nonsolicitation of business from any of our consumers or payors; and

•	nonsolicitation of our employees, referral sources or other business contacts;

•	nondisclosure of trade secrets; and

•	nondisparagement of the Company.

The right for Mr. Anderson to receive severance is conditioned on strict compliance with certain covenants, including:

•	for the greater of one year after the executive officer’s termination or the period during which the executive is receiving severance payments:

•	noncompetition within 30 miles of any of our locations;

•	nonsolicitation of business from any of our consumers or payors; and

•	nonsolicitation of our employees, referral sources or other business contacts;

•	nondisclosure of trade secrets; and

•	nondisparagement of the Company.

The right for Mr. Klink and Ms. Hochhauser to receive severance, except for payments made to Ms. Hochhauser in connection with a Change in Control as described above, is conditioned on strict compliance with certain covenants, including:

•	for one year after the executive officer’s termination:

•	noncompetition within 50 miles of any of our locations;

•	nonsolicitation of business from any of our consumers or payors; and

•	nonsolicitation of our employees, referral sources or other business contacts;

•	nondisclosure of trade secrets; and

•	nondisparagement of the Company.

Notwithstanding the foregoing, if Mr. Klink’s or Ms. Hochhauser’s employment is terminated by the Company for any reason or by the executive for Good Reason, the agreement provides that the executive will use reasonable best efforts to obtain employment with a new employer beginning on the first day of the seventh month following the date of the executive’s termination.

Potential Payments upon Termination or Change in Control Table

The following table sets forth information concerning the payments that would be received by each named executive officer upon various termination of employment scenarios, assuming the termination occurred on December 31, 2015. The table below only shows additional amounts that the named executive officers would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary, bonuses or benefits. The terms of Mr. Meulemans’, Mr. Heaney’s and Ms. Berkovich’s separation agreements in connection with termination of their employment effective May 1, 2015, January 18, 2016 and February 16, 2016, respectively, are described following the table below.

	Payments on Termination without Reasonable Cause or for Good Reason			Payments on Termination without Reasonable Cause in Connection with a Change in Control
Name	Severance ($)	Extension of Benefits	Total ($)	Value of Accelerated Equity Awards ($) (1)	Severance ($) (2)	Extension of Benefits ($)	280G Excise Tax Gross- Up ($) (3)	Total ($)
Mark S. Heaney (4)	1,240,800	—	1,240,800	1,573,843	2,044,200	—	1,044,695	4,662,738
Donald Klink (5)	300,000	11,114	311,114	232,800	420,000	11,114	—	663,914
Dennis Meulemans (6)	—	—	—	—	—	—	—	—
Maxine Hochhauser (7)	325,000	13,460	338,460	142,926	475,000	13,460	—	641,386
Darby Anderson (8)	411,281	22,446	433,727	228,731	411,281	22,446	—	662,458
Inna Berkovich (9)	288,112	14,957	303,069	349,147	371,249	14,957	—	735,353

(1)	Equity awards vest automatically upon a Change in Control or the executive’s death or Disability, each as defined under the 2009 Plan. Amounts are calculated using the market price of Company common stock at the close of December 31, 2015, which was $23.28 per share.

(2)	This payment would be in substitution of, not in addition to, the amount of severance not already paid to the executive for termination without Reasonable Cause. This amount would be reduced to the extent that the executive had already received severance prior to a Change in Control.

(3)	The 280G excise tax gross-up calculation was determined using conservative assumptions without taking into account any reductions in parachute payments attributable to reasonable compensation payable before or after a Change in Control. In addition, although the non-compete obligations in Mr. Heaney’s employment agreement could have value associated with them, no value was assigned to them in determining the amount of the excise tax gross-up.

(4)	Mr. Heaney’s severance payments due to termination without Reasonable Cause consists of three times Mr. Heaney’s then-current annual base salary. Mr. Heaney’s severance payment due to a termination without Reasonable Cause in connection with a Change in Control (in lieu of the benefits described in the previous sentence) was equal to a lump sum payment equal to three times his annual cash compensation (defined as the sum of his highest annual base salary in effect during his employment term and an amount equal to the average bonus paid in the last two years). Mr. Heaney’s previously-announced separation from employment commenced on January 18, 2016. The terms of Mr. Heaney’s separation from the Company are described below.

(5)	Mr. Klink’s severance payments due to termination without Reasonable Cause or his termination for Good Reason include one year of his base cash compensation (defined as the highest annual base salary in effect during his employment term), plus an amount equal to the Company’s share of COBRA premiums for 12 months. Mr. Klink’s severance payments due to termination without Reasonable Cause in connection with a Change in Control include (in lieu of the benefits described in the previous sentence) his annual cash compensation (defined as the sum of his highest base salary in effect during his employment term, plus the greater of the prior year’s bonus or the annualized amount of his target bonus for the current year) plus cash payments equal to the Company’s share of COBRA premiums for a period of 12 months.

(6)	Mr. Meulemans’ previously-announced retirement commenced on May 1, 2015. The terms of Mr. Meulemans’ separation from the Company are described below.

(7)	Ms. Hochhauser’s severance payments due to termination without Reasonable Cause or her termination for Good Reason include one year of her base cash compensation (defined as the highest annual base salary in effect during her employment term), plus an amount equal to the Company’s share of COBRA premiums for 12 months. Ms. Hochhauser’s severance payments due to termination without Reasonable Cause in connection with a Change in Control include (in lieu of the benefits described in the previous sentence) her annual cash compensation (defined as the sum of her highest base salary in effect during her employment term, plus the greater of the prior year’s bonus or the annualized amount of her target bonus for the current year) plus cash payments equal to the Company’s share of COBRA premiums for a period of 12 months.

(8)	Mr. Anderson’s severance payments include one year of his annual cash compensation (defined as the sum of his highest annual base salary in effect during his employment term and the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus), plus an amount equal to the Company’s share of COBRA premiums for 12 months.

(9)	Ms. Berkovich’s severance payments due to termination without Reasonable Cause or her termination for Good Reason includes 8/12 of her annual cash compensation (defined as the sum of her highest annual base salary in effect during her employment term and the greater of the prior year’s bonus or the annualized amount of the executive’s target bonus), plus an amount equal to the Company’s share of COBRA premiums for 8 months. Under her employment agreement, Ms. Berkovich’s severance payments due to termination without Reasonable Cause in connection with a Change in Control included (in lieu of the benefits described in the previous sentence) her annual cash compensation plus an amount equal to the Company’s share of COBRA premiums for 12 months. Ms. Berkovich’s previously-announced separation from employment commenced on February 16, 2016. The terms of Ms. Berkovich’s separation from the Company are described below.

In 2015 and 2016, we entered into separation agreements with Messrs. Heaney and Meulemans and Ms. Berkovich in connection with each of the executives’ termination of employment.

Under the separation agreement with Mr. Meulemans, effective May 1, 2015, Mr. Meulemans is required to make himself reasonably available for one year following his retirement to provide consulting services to us as may be necessary in connection with the transition of work to his successor. As compensation for these transition services during the one-year period, Mr. Meulemans is entitled to receive aggregate compensation of $393,655 and payment of an amount necessary to cover COBRA benefit costs. He will continue to be subject to non-competition, non-solicitation, non-disclosure and non-disparagement restrictions during this transition period. He is also eligible to receive a gross-up for the employer-paid portion of payroll taxes had he received these payments as an employee. Pursuant to the separation agreement, Mr. Meulemans executed a general release in favor of the Company.

Under the separation agreement with Mr. Heaney, effective January 18, 2016, conditioned upon his strict compliance with the restrictive covenants set forth in the separation agreement regarding non-competition, non-solicitation, non-disclosure, non-disparagement and other matters, Mr. Heaney is entitled to severance payments in an aggregate amount equal to three times his annual base salary of $413,600, payable over three years, and a bonus for 2015. Pursuant to the separation agreement, Mr. Heaney executed a general release in favor of the Company.

Under the separation agreement with Ms. Berkovich, effective February 16, 2016, conditioned upon her strict compliance with the restrictive covenants set forth therein regarding non-competition, non-solicitation, non-disclosure, non-disparagement and other matters, Ms. Berkovich is entitled to severance payments in an aggregate amount equal to $318,666.67 and payment of an amount necessary to cover certain COBRA costs, payable in equal installments on the Company’s regularly scheduled payment dates over the eight months following the effective date of her termination. Pursuant to the separation agreement, Ms. Berkovich executed a general release in favor of the Company.

Compensation Risks

With the oversight of the Compensation Committee, we have reviewed our employee compensation policies and practices to determine whether they expose the Company to excessive risks. Based on our review, we believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

2015 Director Compensation

The Company’s independent director compensation policy in 2015 provided that independent directors received an annual retainer of $35,000 (increased from $25,000 in 2014) for service on the Company’s board of directors, $1,500 per in person scheduled board meeting (whether attended in person or telephonically) and $750 per telephonic board meeting.

The chairmen of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an additional annual retainer of $15,000, $10,000 and $7,500, respectively (increased from $12,000, $7,500 and $5,000, respectively, in 2014). Independent directors who served on the Audit Committee received $1,500 per Audit Committee meeting attended and independent directors who served on other committees received $1,000 per committee meeting attended. Independent directors were also reimbursed for reasonable expenses incurred in attending board of directors meetings, committee meetings and shareholder meetings.

In addition, each independent director was entitled to receive an annual grant of restricted shares of the Company’s common stock valued at approximately $40,000 (increased from $20,000 in 2014), which was awarded following the Company’s annual meeting each year. Each grant of restricted stock to an independent director vested on the first anniversary of the date of issuance.

The foregoing independent director compensation is subject to review and adjustment on the recommendation of our Nominating and Corporate Governance Committee.

The following information sets forth the compensation paid to our directors, whose compensation is not described above, for the year ended December 31, 2015.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
R. Dirk Allison (2)	73,500	40,000	113,500
Simon A. Bachleda (3)	48,000	40,000	88,000
Michael Earley (4)	57,500	40,000	97,500
Mark L. First (5)	58,750	40,000	98,750
Steven I. Geringer (6)	72,250	40,000	112,250

(1)	This column discloses the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing equity incentives are described under the caption “Stock Options and Restricted Stock Awards” in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K.

(2)	As of December 31, 2015, Mr. Allison held 1,403 unvested restricted shares.

(3)	The cash fees owed to Mr. Bachelda were paid to SAB Management LLC, a limited liability company owned by Mr. Bachelda and the stock awards granted to Mr. Bachelda were made to him directly as an individual. As of December 31, 2015, Mr. Bachelda held 1,403 unvested restricted shares.

(4)	The cash fees owed to Mr. Earley were paid to Pelican Advisory LLC, a limited liability company owned by Mr. Earley and the stock awards granted to Mr. Earley were made to him directly as an individual. As of December 31, 2015, Mr. Earley held 1,403 unvested restricted shares.

(5)	The cash fees owed to Mr. First were paid to an affiliate of the Eos Funds and the stock award granted to Mr. First were made to him directly as an individual. As of December 31, 2015, Mr. First held 1,403 unvested restricted shares.

(6)	As of December 31, 2015, Mr. Geringer held 1,403 unvested restricted shares.

2016 Changes to Director Compensation

On March 10, 2016, the Board adopted changes to the Company’s director compensation policy, effective March 1, 2016. The new policy provides that (i) the Company’s independent directors will receive an increase in their annual retainer to $45,000 and (ii) the chairman of the Board will receive an additional retainer of $20,000.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members of the Board of Directors, each of whom has been determined by the Board of Directors to be financially literate, as contemplated by The NASDAQ Stock Market LLC listing standards. The Board has determined that Michael Earley and Simon Bachleda are “audit committee financial experts,” as that term is defined under 407(d) of Regulation S-K. Each member of the Audit Committee is independent of the Company and its management.

The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements and effectiveness of internal controls over financial reporting and the performance, qualification and independence of the Company’s independent auditors, BDO USA, LLP.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, BDO USA, LLP and other advisors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2015 audited consolidated financial statements and effectiveness of internal controls over financial reporting with management and with BDO USA, LLP.

The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees).

We have received from BDO USA, LLP a letter providing the disclosures required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between BDO USA, LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. BDO USA, LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2015 audited consolidated financial statements and Management’s Annual Report on Internal Controls over Financial Reporting be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by the Audit Committee.

Michael Earley (Chairman)

Steven I. Geringer

Simon A. Bachleda

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of independent auditors will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of BDO USA, LLP, who we refer to as BDO USA, as our independent auditors for the year ending December 31, 2016.

Representatives of BDO USA will attend the Annual Meeting of Shareholders and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by BDO USA for the audit of our annual consolidated financial statements for 2015 and 2014 and fees for other services rendered by BDO USA for fiscal years 2015 and 2014.

	2015	2014
Audit fees (1)	$611,000	$531,000
Audit-related fees (2)	$17,000	$50,000
Tax fees	$—	$—
All other fees (3)	$5,000	$5,000

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s audited financial statements, audit of effectiveness of internal controls over financial reporting, reviews of the Company’s quarterly financial statements and fees related to the Company’s filings of registration statements.

(2)	Audit-related fees consist of fees related to the audit of the Company’s employee benefit plans. Audit-related Fees for the year ended December 31, 2015 have not yet been determined.

(3)	Agreed-upon procedures to assist the Illinois Department on Aging in verifying the amount of insurance payments made by the Company to the SEIU HC IL Homecare Fund.

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to pre-approve all audit and permitted non-audit services provided by the independent auditors as well as the related fees. The Audit Committee may delegate the pre-approval authority to a member or members of the Audit Committee or may adopt pre-approval policies and procedures, to the extent permitted by applicable laws. Any pre-approvals made pursuant to delegated authority or pre-approval policies and procedures must be presented to the full Audit Committee at its next meeting.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Board is presenting this proposal, which gives shareholders the opportunity to endorse or not endorse our executive pay program on an advisory basis by voting “FOR” or “AGAINST” the following resolution:

“RESOLVED, that the shareholders of Addus HomeCare Corporation approve, on an advisory basis, the compensation of the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”

Although the advisory vote is non-binding, the Board values shareholders’ opinions. The Compensation Committee will review and take into account the results of the vote when considering future decisions concerning our executive compensation program. In accordance with our shareholders’ vote at our 2013 annual meeting regarding the frequency of advisory votes on executive compensation, this proposal is presented every three years. The next such vote is scheduled to occur in 2019.

THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE RECOMMEND A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be “householding” our proxy materials. If a shareholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any shareholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such shareholder should also contact his, her or its broker directly. Shareholders who in the future wish to receive multiple copies may also contact the Company at 2300 Warrenville Road, Downers Grove, Illinois 60515, Attention: Secretary.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

How do I Submit a Proposal for Inclusion in Next Year’s Proxy Material?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, Addus HomeCare Corporation, 2300 Warrenville Road, Downers Grove, Illinois 60515. Under the rules of the SEC, proposals must be received no later than January 12, 2017, and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2017 Annual Meeting of Shareholders proxy statement and form of proxy.

How do I Submit a Proposal or Make a Nomination at an Annual Meeting of Shareholders?

Our Bylaws provide that if a shareholder desires to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such nomination which the secretary of the Company must receive at our principal executive offices no later than 120 days prior and no earlier than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding the above, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders of the Company is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, the shareholder’s notice required by the Bylaws shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

With respect to the 2017 Annual Meeting of Shareholders, written notice of a nomination must be received no earlier than January 16, 2017 and no later than February 15, 2017.

We amended our Bylaws in April 2013 to align the provisions regarding submission of shareholder proposals with Rule 14a-8 under the Exchange Act. Our Bylaws now provide that if a shareholder desires to submit a proposal for consideration at an annual meeting of shareholders, the shareholder must provide written notice of an intent to make such a proposal which the secretary of the Company must receive at our principal executive offices no later than one hundred twenty (120) days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders.

With respect to the 2017 Annual Meeting of Shareholders, written notice of a shareholder proposal must be received no later than February 15, 2017. The notice must meet the requirements set forth in our Bylaws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

The Board of the Company does not know of any matters which may be presented at the 2016 Annual Meeting of Shareholders other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Donald Klink, Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the nominee listed and FOR proposals 2 and 3.

+
1.	Election of Directors:	For	Withhold

	Simon A. Bachleda	☐	☐

		For	Against	Abstain

2.	To ratify the selection of BDO USA, LLP as independent auditor of the Company for its fiscal year ending December 31, 2016.	☐	☐	☐

3.	To approve, on an advisory, non-binding basis, the Company’s compensation of its named executive officers as disclosed in the attached Proxy Statement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Addus HomeCare Corporation

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Dirk Allison and Maxine Hochhauser as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Addus HomeCare Corporation (the “Company”) held of record by the undersigned on April 28, 2016, at the Annual Meeting of Shareholders on June 15, 2016, or any adjournment or postponement thereof.

This Proxy, when properly executed, will be voted in the manner directed by the shareholder, but if no direction is made, this Proxy will be voted FOR the nominee listed and FOR proposals 2 and 3.

The signer hereby revokes all proxies heretofore given to vote at said meeting of any adjournment thereof.

PLEASE MARK (ON REVERSE SIDE), SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held June 15, 2016. The Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K are available at www.addus.com.

(Continued and to be signed on the reverse side)